                                    EXHIBIT  2.1


       STOCK PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 29, 1998, AMONG SERACARE, INC. AND AMERICAN PLASMA, INC. AND URO-TECH, LTD. AND OMNIMED CORPORATION AND JOHN H. WILSON, III AND GARY B. WOOD, PH.D.

                              STOCK PURCHASE AGREEMENT

                                    entered into
                                September 29, 1998,
                                    by and among

                                  SERACARE, INC.,
                              a Delaware corporation,
                                      as Buyer

                                        and

                               AMERICAN PLASMA, INC.
                                a Texas corporation,
                                     as Company

                                        and

                                  URO-TECH, LTD.,
                           a Texas limited partnership,
                                 as the Shareholder

                                        and

                               OMNIMED CORPORATION,
                               a Delaware corporation

                                        and

                                JOHN H. WILSON, III

                                        and

                                GARY B. WOOD, Ph.D.

SCHEDULES

SCHEDULE 2.7        Excluded Liabilities
SCHEDULE 4.1        Organization, Good Standing and Related Matters
SCHEDULE 4.2        Capitalization Matters
SCHEDULE 4.3(a)     Audited Financial Statements
SCHEDULE 4.3(b)     Unaudited Interim Financial Statements
SCHEDULE 4.3(d)     No Material Adverse Changes
SCHEDULE 4.3(e)     Liabilities or Contingencies
SCHEDULE 4.5        Material Contracts
SCHEDULE 4.6        Real and Personal Property; Title; Leases
SCHEDULE 4.7(a)     Intellectual Property
SCHEDULE 4.7(b)     Products
SCHEDULE 4.8        Authorization; No Conflicts
SCHEDULE 4.9        Legal Proceedings
SCHEDULE 4.10       Labor Relations
SCHEDULE 4.13       Insurance
SCHEDULE 4.14(b)    Licenses
SCHEDULE 4.15 Employee Benefit Plans, and Collective Bargaining and Employee Agreements
SCHEDULE 4.16(a)    Certain Interests; Intercompany Services
SCHEDULE 4.17       Bank Accounts, Powers, etc.
SCHEDULE 4.21       Receivables and Commissions Payable
SCHEDULE 4.22(a)    Customers and Suppliers; Donors
SCHEDULE 4.23       Environmental Compliance
SCHEDULE 4.24       Corporate Names
SCHEDULE 6.1(a)     Non-Competition Locations

SCHEDULE 6.5        Outstanding Approvals

EXHIBITS

EXHIBIT A    Escrow Agreement
EXHIBIT B    Opinion of Counsel of the Shareholder and the Company
EXHIBIT C    Secretary's Certificate of Omni
EXHIBIT D    Secretary's Certificate of the Company
EXHIBIT E    Secretary's Certificate of Buyer
EXHIBIT F    Form of Houghton Release
EXHIBIT G    Form of Weaver Release

                                     ARTICLE I

                                    DEFINITIONS

                                     ARTICLE II

                 PURCHASE AND SALE OF STOCK/HOLDBACK AMOUNT/CLOSING

2.1  Transfer of Stock by the Shareholder. . . . . . . . . . . . . . . . .7
2.2  Purchase of the Stock by Buyer. . . . . . . . . . . . . . . . . . . .8
2.3  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . .8
2.4  Holdback Amount; Escrow Account . . . . . . . . . . . . . . . . . . .9
2.5  Post-Closing Audit; Purchase Price Adjustment . . . . . . . . . . . 10
     (a)  Estimate Statement; Post-Closing Audit . . . . . . . . . . . . 10
     (b)  Initial Determination Statement. . . . . . . . . . . . . . . . 11
     (c)  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . 11
2.6  Certain Further Adjustments.. . . . . . . . . . . . . . . . . . . . 12
     (a)  Adjustment Statement . . . . . . . . . . . . . . . . . . . . . 12
     (b)  Buyer's Recovery of Aggregate Adjustment . . . . . . . . . . . 13
2.7  Excluded Liabilities. . . . . . . . . . . . . . . . . . . . . . . . 14
2.8  Closing Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     (a)  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     (b)  Deliveries by the Shareholder. . . . . . . . . . . . . . . . . 14
     (c)  Deliveries by the Company. . . . . . . . . . . . . . . . . . . 14
     (d)  Deliveries by Omni . . . . . . . . . . . . . . . . . . . . . . 15
     (e)  Deliveries by Buyer. . . . . . . . . . . . . . . . . . . . . . 15
     (f)  Simultaneous Delivery. . . . . . . . . . . . . . . . . . . . . 16
     (g)  Delivery of Closing Documents. . . . . . . . . . . . . . . . . 16
     (h)  Effective Date For Financial Statement Purposes; No
          Equitable Conversion . . . . . . . . . . . . . . . . . . . . . 16

                                    ARTICLE III


             REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND OMNI

3.1  Representations and Warranties of the Shareholder . . . . . . . . . 16
     (a)  Organization . . . . . . . . . . . . . . . . . . . . . . . . . 17
     (b)  Ownership of Stock . . . . . . . . . . . . . . . . . . . . . . 17
     (c)  Delivery of Good Title . . . . . . . . . . . . . . . . . . . . 17
     (d)  Execution and Delivery . . . . . . . . . . . . . . . . . . . . 17
     (e)  No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . 17
3.2  Representations and Warranties of Omni. . . . . . . . . . . . . . . 17
     (a)  Organization; Status as General Partner. . . . . . . . . . . . 17
     (b)  Execution and Delivery . . . . . . . . . . . . . . . . . . . . 18
     (c)  No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . 18

                                       ARTICLE IV


         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

4.1  Organization, Good Standing and Related Matters . . . . . . . . . . 18

4.2  Capitalization Matters. . . . . . . . . . . . . . . . . . . . . . . 19
4.3  Financial Statements; Changes; Contingencies. . . . . . . . . . . . 19
     (a)  Audited Financial Statements . . . . . . . . . . . . . . . . . 19
     (b)  Unaudited Interim Financial Statements . . . . . . . . . . . . 19
     (c)  Auditors' Letters. . . . . . . . . . . . . . . . . . . . . . . 20
     (d)  No Material Adverse Changes. . . . . . . . . . . . . . . . . . 20
     (e)  No Other Liabilities or Contingencies. . . . . . . . . . . . . 21
4.4  Tax and Other Returns and Reports . . . . . . . . . . . . . . . . . 21
4.5  Material Contracts. . . . . . . . . . . . . . . . . . . . . . . . . 22
4.6  Real and Personal Property; Title; Leases . . . . . . . . . . . . . 22
4.7  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . 23
4.8  Authorization; No Conflicts . . . . . . . . . . . . . . . . . . . . 23
4.9  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . 24
4.10 Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . 24
4.11 Minute Books. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
4.12 Accounting Records; Internal Controls . . . . . . . . . . . . . . . 25
     (a)  Accounting Records . . . . . . . . . . . . . . . . . . . . . . 25
     (b)  Data Processing; Access. . . . . . . . . . . . . . . . . . . . 25
4.13 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
4.14 Compliance with Law; Status of Licenses . . . . . . . . . . . . . . 25
4.15 Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . 26
     (a)  Employee Benefit Plans, Collective Bargaining and Employee
           Agreements, and Similar Arrangements. . . . . . . . . . . . . 26
     (b)  Qualified Plans. . . . . . . . . . . . . . . . . . . . . . . . 27
     (c)  Title IV Plans . . . . . . . . . . . . . . . . . . . . . . . . 27
     (d)  Multiemployer Plans. . . . . . . . . . . . . . . . . . . . . . 27
     (e)  Fines and Penalties. . . . . . . . . . . . . . . . . . . . . . 27
4.16 Certain Interests; Intercompany Services. . . . . . . . . . . . . . 28
4.17 Bank Accounts and Powers. . . . . . . . . . . . . . . . . . . . . . 28
4.18 No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . 28
4.19 Accuracy of Information . . . . . . . . . . . . . . . . . . . . . . 29
4.20 Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
4.21 Receivables and Commissions Payable . . . . . . . . . . . . . . . . 29
4.22 Customers and Suppliers; Donors . . . . . . . . . . . . . . . . . . 29
4.23 Environmental Compliance. . . . . . . . . . . . . . . . . . . . . . 30
4.24 Corporate Names . . . . . . . . . . . . . . . . . . . . . . . . . . 30
4.25 Corporate Books and Records . . . . . . . . . . . . . . . . . . . . 30

                                     ARTICLE V


                      REPRESENTATIONS AND WARRANTIES OF BUYER

5.1  Organization and Related Matters. . . . . . . . . . . . . . . . . . 31
5.2  Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
5.3  No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
5.4  No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . 31

                                     ARTICLE VI

                                 CERTAIN COVENANTS

6.1  Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     (a)  Restrictions on Competitive Activities . . . . . . . . . . . . 31
     (b)  Exceptions . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     (c)  Restrictions on Soliciting Employees . . . . . . . . . . . . . 32
     (d)  Special Remedies and Enforcement . . . . . . . . . . . . . . . 32
6.2  Nondisclosure of Confidential Information . . . . . . . . . . . . . 32
6.3  Tax Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . 33
6.4  Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
6.5  Post-Closing Approvals. . . . . . . . . . . . . . . . . . . . . . . 34
6.6  Maintenance of Shareholder's Net Worth; Other Covenants.. . . . . . 34
     (a)  Maintenance of Net Worth . . . . . . . . . . . . . . . . . . . 34
     (b)  Liability of Wilson and Wood . . . . . . . . . . . . . . . . . 34
     (c)  Other Covenants. . . . . . . . . . . . . . . . . . . . . . . . 35

                                    ARTICLE VII

                                  INDEMNIFICATION
7.1  Indemnification of Buyer. . . . . . . . . . . . . . . . . . . . . . 35
7.2  Indemnification of the Shareholder. . . . . . . . . . . . . . . . . 36
7.3  Certain Tax Matters.. . . . . . . . . . . . . . . . . . . . . . . . 36
     (a)  Indemnification of Buyer . . . . . . . . . . . . . . . . . . . 36
     (b)  Audit Matters. . . . . . . . . . . . . . . . . . . . . . . . . 36
7.4  Indemnification Procedures. . . . . . . . . . . . . . . . . . . . . 37
     (a)  Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . 37
     (b)  Denial of Obligation to Indemnify. . . . . . . . . . . . . . . 38
     (c)  Third Party Claims . . . . . . . . . . . . . . . . . . . . . . 38
     (d)  Agreed Claims. . . . . . . . . . . . . . . . . . . . . . . . . 39
     (e)  Subrogation of Indemnifying Party. . . . . . . . . . . . . . . 39
7.5  Tax Treatment of Indemnity Payments.. . . . . . . . . . . . . . . . 40
7.6  Survival of Representations and Warranties. . . . . . . . . . . . . 40
7.7  Limitations on Indemnity. . . . . . . . . . . . . . . . . . . . . . 40
     (a)  Minimum Loss . . . . . . . . . . . . . . . . . . . . . . . . . 40
     (b)  Liability Cap. . . . . . . . . . . . . . . . . . . . . . . . . 40
     (c)  Sole and Exclusive Remedy. . . . . . . . . . . . . . . . . . . 41
7.8  Survival of Indemnity.. . . . . . . . . . . . . . . . . . . . . . . 41
7.9  Waiver of Right to Compel Indemnified Party to Proceed Against Others;
     Offsets Against Net Amount Holdback . . . . . . . . . . . . . . . . 41

                                    ARTICLE VIII


                                    ARBITRATION

8.1  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
8.2  Judicial Arbitration and Mediation Services, the Company. . . . . . 42
8.3  Arbitration Panel . . . . . . . . . . . . . . . . . . . . . . . . . 42
8.4  Provisional Remedies. . . . . . . . . . . . . . . . . . . . . . . . 42
8.5  Enforcement of Judgment . . . . . . . . . . . . . . . . . . . . . . 42
8.6  Discovery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
8.7  Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
8.8  Power and Authority of Arbitrator . . . . . . . . . . . . . . . . . 43
8.9  Law to be Applied . . . . . . . . . . . . . . . . . . . . . . . . . 43
8.10 Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

                                     ARTICLE IX

                                      GENERAL
9.1  Amendments; Waivers . . . . . . . . . . . . . . . . . . . . . . . . 43
9.2  Schedules; Exhibits; Integration. . . . . . . . . . . . . . . . . . 43
9.3  Best Efforts; Further Assurances. . . . . . . . . . . . . . . . . . 43
     (a)  Standard . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     (b)  Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . 44
9.4  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
9.5  No Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
9.6  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
9.7  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
9.8  Publicity and Reports . . . . . . . . . . . . . . . . . . . . . . . 45
9.9  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . 45
9.10 Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . 45
9.11 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
9.12 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
9.13 Remedies; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . 47
9.14 Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . 47
9.15 Knowledge Convention. . . . . . . . . . . . . . . . . . . . . . . . 47
9.16 Representation By Counsel; Interpretation . . . . . . . . . . . . . 47
9.17 Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . 47
9.18 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
9.19 Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

                              STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement is entered into September 29, 1998, by and among SeraCare, Inc., a Delaware corporation ("BUYER"), American Plasma, Inc., a Texas corporation (the "COMPANY"), Uro-Tech, Ltd., a Texas limited partnership (the "SHAREHOLDER"), OmniMed Corporation, a Delaware corporation and the sole general partner of the Shareholder ("OMNI"), and, solely for the limited purposes of Sections 6.4 and 6.6 hereof, John H. Wilson, III, an individual ("WILSON"), and Gary B. Wood, an individual ("WOOD") (Buyer, the Company, the Shareholder, Omni, Wilson and Wood are sometimes collectively referred to herein as the "PARTIES").

                                B A C K G R O U N D

          A. The Shareholder owns all of the Stock (as defined herein) of the Company; and

          B. On and subject to the terms and conditions herein, the Shareholder desires to sell, and Buyer desires to buy, the Stock for the consideration described herein.

                                 A G R E E M E N T

          In consideration of the mutual covenants and agreements as set forth herein and intending to be legally bound, the Parties agree as follows:

                                     ARTICLE I
                                    DEFINITIONS

          For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

          (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

          (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles ("GAAP"),

          (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

          (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

          (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

          As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

          "ACCOUNTING FIRM" has the meaning given in Section 2.5(c).

          "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or before or by any Governmental Entity.

          "ADJUSTMENT EXCESS" has the meaning given in Section 2.6(b).

          "ADJUSTMENT STATEMENT" has the meaning set forth in Section 2.6(a).

          "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          "AGGREGATE ADJUSTMENT" has the meaning set forth in Section 2.6(b).

          "AGREED CLAIM" has the meaning set forth in Section 7.4(d).

          "AGREEMENT" means this Agreement by and among Buyer, the Shareholder, Omni, Wilson, Wood and the Company as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference.

          "APPLICANT PLASMA" has the meaning set forth in Section 2.6(a).

          "APPROVAL" means any approval, authorization, assignment, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "ASSOCIATE" of a Person means:

               (i) a corporation or organization (other than the Company or a Party to this Agreement) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

               (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

               (iii) any relative or spouse of such Person or any relative of such spouse who has the same home as such Person or who is a director or officer of the Company or any of its Affiliates.

          "AUGUST BALANCE SHEET" has the meaning set forth in Section 4.3(b).

          "BUSINESS" means the business of the Company and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, properties, liabilities, personnel and management.

          "BUYER" has the meaning set forth in the opening recital to this Agreement.

          "BUYER INDEMNIFIED PARTIES" has the meaning set forth in Section
7.1.

          "CERTIFICATE" has the meaning set forth in Section 7.4(a).

          "CHARGE-BACK NOTICE" has the meaning given in Section 2.6(a).

          "CLIA" has the meaning set forth in Section 4.14(a).

          "CLOSING" means the consummation of the purchase and sale of the Stock under this Agreement.

          "CLOSING ACCOUNTS RECEIVABLE" has the meaning set forth in Section 2.6(a).

          "CLOSING DATE" means the date of the Closing.

          "CLOSING SOURCE PLASMA" has the meaning set forth in Section 2.6(a).

          "CODE" means the U.S. Internal Revenue Code of 1986, as amended.

          "COMPANY" has the meaning set forth in the opening recital to this Agreement.

          "CONFIDENTIAL INFORMATION" means all information and material which is proprietary to a party, whether or not marked as "confidential" or "proprietary," which is disclosed to the other and relates to the party's past, present or future business activities, including, without limitation, all of the following: data, documentation, diagrams, flow charts, research, development, processes, procedures, Know How, new product information, marketing techniques and materials, marketing timetables, strategies and development plans, including trade names, trademarks, client supplier or personnel names and other information related to clients, suppliers or personnel, pricing policies, projections and other financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets or non-public business information. Confidential Information shall not include information which
(i) is currently in the public domain or subsequently comes into the public domain through no fault of the receiving party and not in breach of this Agreement; (ii) was already known to the receiving party on the date of disclosure through a proper and lawful source, provided that such prior knowledge can be substantiated and proved by documentation; or (iii) properly and lawfully becomes available to such receiving party from sources independent of such party.

          "CONTRACT" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

          "CUT-OFF DATE" has the meaning set forth in Section 2.6(a).

          "DISPUTED CLAIM" has the meaning set forth in Section 7.4(b).

          "DISPUTED ITEM" has the meaning set forth in Section 2.5(b).

          "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, trusts (constructive or other), equities, marital rights, or restriction of any kind (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

          "EQUITY SECURITIES" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

          "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

          "ESCROW ACCOUNT" means the escrow account established and administered in accordance with the Escrow Agreement and Section 2.4.

          "ESCROW AGENT" means Southern California Bank, Escrow Division, or any successor entity holding and administering the Escrow Account pursuant to this Agreement and the Escrow Agreement (or any other escrow agreement entered into among the Parties and any successor entity holding and administering the Escrow Account).

          "ESCROW AGREEMENT" means the escrow agreement among the Escrow Agent, the Shareholder and Buyer pertaining to the Escrow Account, in the form attached hereto as Exhibit A.

          "ESTIMATED DEFICIT" has the meaning set forth in Section 2.5(a).

          "ESTIMATED NET AMOUNT" has the meaning set forth in Section 2.5(a).

          "ESTIMATE STATEMENT" has the meaning set forth in Section 2.5(a).

          "EXCLUDED LIABILITIES" has the meaning given in Section 2.7.

          "FDA" has the meaning set forth in Section 4.14(a).

          "FINAL DETERMINATION STATEMENT" has the meaning set forth in
Section 2.5(c).

          "FINAL NET AMOUNT" has the meaning given in Section 2.5(c).

          "FINANCIAL STATEMENTS" means the financial statements of the Company described in Section 4.3(a) and 4.3(b).

          "FIRST RELEASE DATE" has the meaning set forth in Section 2.4(c).

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

          "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "HAZARDOUS SUBSTANCE" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "medical wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

          "HCFA" has the meaning set forth in Section 4.14(a).

          "HOUGHTON RELEASE" means the Release Agreement between Evelyn Houghton and the Company in the form of Exhibit F hereto.

          "INDEMNIFIED PARTY" has the meaning set forth in Section 7.4(a).

          "INDEMNIFYING PARTY" has the meaning set forth in Section 7.4(a).

          "INITIAL DETERMINATION STATEMENT" has the meaning set forth in Section 2.5(b).

          "INTELLECTUAL PROPERTY" means all intellectual property of any kind or nature, including, without limitation, all patents, patent applications (pending or otherwise), patent rights, computer programs and other computer software, Marks, Know How and Trade Secrets.

          "IRS" means the U.S. Internal Revenue Service or any successor entity.

          "KNOW HOW" means any information, including, but not limited to, invention records, research and development records and reports, experimental and engineering reports, pilot designs, production designs, production specifications, raw material specifications, quality control reports and specifications, drawings, photographs, models, tools, parts, algorithms, processes, methods, market and competitive analysis, or other information possessed by the Company, whether or not considered proprietary or a Trade Secret.

          "LAW" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

          "LICENSES" means all licenses, permits, franchises, certificates of authority, consents, authorizations, registrations, orders and approvals, and any waiver or forbearance with respect to the foregoing, in the name of or otherwise held or required to be held by the Company (whether or not the location or locations to which the foregoing relate or are immediately prior to the Closing Date, active or inactive), with or from Governmental Entities which have jurisdiction over the Company and/or the Business, including, without limitation, all export licenses, FDA Master Files, permits, licenses and authorizations, CLIA licenses, permits or authorizations, specialty plasma licenses or other permits or authorizations, and occupancy, fire, business and other such permits from local officials.

          "LOSS" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, actual or threatened, and amounts paid in settlement, that are imposed on or otherwise incurred or suffered by the specified person.

          "MARK" means any brand name, service mark, trademark, trade name, copyright and all registrations or applications for registration of any of the foregoing.

          "MATERIAL CONTRACT" has the meaning set forth in Section 4.5.

          "NEGATIVE PRICE ADJUSTMENT" has the meaning set forth in Section
2.5(c).

          "NET AMOUNT HOLDBACK" has the meaning set forth in Section 2.3(d).

          "NET WORTH PERIOD" has the meaning set forth in Section 6.6.

          "NON-COMPETITION PERIOD" has the meaning set forth in Section 6.1.

          "OBJECTION NOTICE" has the meaning set forth in Section 2.5(b).

          "OMNI" has the meaning set forth in the opening recital to this Agreement.

          "ORDERS" means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity, including, but not limited to, the Occupational Health and Safety Administration and the FDA.

          "OSHA" has the meaning set forth in Section 4.14(a).

          "OUTSTANDING APPROVALS" has the meaning set forth in Section 6.5.

          "PERSON" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "POSITIVE PRICE ADJUSTMENT" has the meaning set forth in Section
2.5(c).

          "POST-CLOSING AUDIT" has the meaning set forth in Section 2.5(b).

          "POST-CLOSING PERIOD" has the meaning set forth in Section 6.5.

          "PRODUCTS" has the meaning set forth in Section 4.7(b).

          "PURCHASE PRICE" has the meaning set forth in Section 2.3.

          "SECOND RELEASE DATE" has the meaning set forth in Section 2.4(d).

          "SHAREHOLDER" has the meaning set forth in the opening recital to this Agreement.

          "SHAREHOLDER INDEMNIFIED PARTIES" has the meaning set forth in Section 7.2.

          "SHARES" or "STOCK" means all of the issued and outstanding capital stock of the Company, including, without limitation, all common stock and preferred stock of the Company, whether voting or non-voting, and whether or not a certificate or certificates therefor have been issued.

          "SOURCE PLASMA NOTICE" has the meaning set forth in Section 2.6(a).

          "SUBSIDIARY" means any Person in which the Company has a direct or indirect equity or ownership interest in excess of fifty percent (50%).

          "TANGIBLE NET WORTH" has the meaning set forth in Section 6.6(a).

          "TAX" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

          "TAX RETURN" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

          "TRADE NAMES" has the meaning set forth in Section 4.7.

          "TRADE SECRETS" means formulas, patterns, devices or compilations of information which is used in connection with or relating to the Business and which gives an opportunity to obtain an advantage over competitors who do not know or use it, including, but not limited to, formulas for chemical compounds, processes of manufacturing, treating or preserving materials, patterns for machines or any forms, plans, drawings, specifications, customer lists, marketing and competition analysis and project management, inventory and cost control systems and techniques.

          "WEAVER RELEASE" means the Assignment, Assumption and Release Agreement among Ralph Weaver, the Shareholder and the Company in the form attached hereto as Exhibit G.

          "WILSON" has the meaning set forth in the opening recital to this Agreement.

          "WOOD" has the meaning set forth in the opening recital to this Agreement.

                                    ARTICLE II
                 PURCHASE AND SALE OF STOCK/HOLDBACK AMOUNT/CLOSING

          2.1    TRANSFER OF STOCK BY THE SHAREHOLDER.

          Subject to the terms and conditions of this Agreement, the Shareholder shall sell the Stock and deliver the certificates evidencing the Stock to Buyer at the Closing. The certificates shall be properly endorsed for transfer to, or accompanied by a duly executed stock power in favor of, Buyer or its nominee and otherwise in a form acceptable for transfer on the books of the Company. Buyer shall pay any stock transfer taxes for which it is liable under applicable Laws with respect to the transfer of the Stock contemplated hereby, and the Shareholder shall pay all Taxes for which it is liable under applicable Laws with respect to such transfer of the Stock. The Stock shall be conveyed by the Shareholder to Buyer free and clear of all Encumbrances whatsoever, other than any Encumbrances created by Buyer in connection with Buyer's financing for the transactions contemplated herein.

          2.2    PURCHASE OF THE STOCK BY BUYER.

          Subject to the terms and conditions of this Agreement, Buyer shall purchase and accept from the Shareholder, on and as of the Closing Date for the Purchase Price described in Section 2.3 hereof, all of the Stock.

          2.3    PURCHASE PRICE.

          Subject to Sections 2.4, 2.5 and 2.6 below, the aggregate consideration to be paid by Buyer to the Shareholder pursuant to this Agreement shall be Eight Million Seven Hundred Five Thousand Four Hundred Twenty-Eight Dollars ($8,705,428) (the "PURCHASE PRICE"), which shall consist of:

          (a) A cash payment of One Hundred Thousand Dollars ($100,000), which was paid by Buyer to the Shareholder prior to the date hereof, and the receipt of which by the Shareholder is hereby confirmed and acknowledged;

          (b) A cash payment of Five Hundred Thousand Dollars ($500,000) (the "HOLDBACK AMOUNT"), which shall be deposited by Buyer into the Escrow Account to be held and disbursed pursuant to Section 2.4 and/or Section 2.5(c) below and the Escrow Agreement;

          (c) A cash payment equal to $7,900,000 (the "CLOSING CASH PAYMENT"), which shall be made by Buyer to the Shareholder at the Closing via wire transfer of immediately available funds to the account designated in writing by the Shareholder; and

          (d) Two Hundred Five Thousand Four Hundred Twenty-Eight Dollars ($205,428) (which represents the Estimated Net Amount (as determined pursuant to
Section 2.5 hereof)), $102,714 of which shall be paid by Buyer at the Closing via wire transfer of immediately available funds to the account specified in paragraph (c) above, and the remainder of which (the "NET AMOUNT HOLDBACK") shall be retained by Buyer and shall be available to Buyer to offset the amount of any Agreed Claims, Negative Price Adjustment and/or Aggregate Adjustment. Buyer shall have the right to effect such offsets, and shall be entitled to retain the amount or amounts so offset, promptly after the determination of any Agreed Claims, Negative Price Adjustment and/or Aggregate Adjustment pursuant to this Agreement. The Net Amount Holdback, less any such offsets, shall be paid to the Shareholder within three business days after the Second Release Date (as defined in Section 2.4). Concurrently with such payment, if any, Buyer shall deliver to the Shareholder a written accounting setting forth the date and amount of each offset, if any, from the Net Amount Holdback retained by Buyer pursuant to this Agreement, which accounting shall, in the absence of manifest error, be binding and conclusive on the Parties. If no portion of the Net Amount Holdback remains after giving effect to all offsets hereunder, Buyer shall, within 10 business days after effecting the offset or offsets reducing the Net Amount Holdback to zero, deliver a written notice to the Shareholder so stating and itemizing the date and amount of each offset against the Net Amount Holdback, which itemization shall, in the absence of manifest error, be binding and conclusive on the Parties.

          2.4    HOLDBACK AMOUNT; ESCROW ACCOUNT.

          (a) At the Closing, Buyer shall deposit the Holdback Amount in the Escrow Account via wire transfer of immediately available funds in such amount. The Escrow Account shall be an interest-bearing account, with interest accruing and remaining on deposit in the Escrow Account until disbursed pursuant to
Section 2.4(c) and Section 2.4(d) below. The Holdback Amount shall be available, in accordance with this Section 2.4 and the Escrow Agreement, to satisfy up to $100,000 of any Negative Price Adjustment (as defined in Section 2.5(c)), any Adjustment Excess (as defined in Section 2.6(b)), and any claims for indemnification that Buyer may have pursuant to Article VII.

          (b) Buyer and the Shareholder shall jointly instruct the Escrow Agent to release from the Escrow Account and disburse to Buyer all amounts (up to the full amount of the Holdback Amount, but not including any interest accrued on such amount) in respect of any Agreed Claims (to the extent not offset against the Net Amount Holdback) promptly after the determination of such amounts pursuant to Article VII. To the extent that the aggregate amount of any and all Agreed Claims that have not been offset against the Net Amount Holdback exceeds the Holdback Amount, Omni and the Shareholder shall on a joint and several basis, subject to Section 7.7(b) and Section 7.7(c), pay the amount of such excess in accordance with Section 7.4(d).

          (c) Not later than two business days following the first anniversary of the Closing Date (the "FIRST RELEASE DATE"), Buyer and the Shareholder shall jointly instruct the Escrow Agent to release from the Escrow Account and disburse to the Shareholder in accordance with the terms of the Escrow Agreement an amount equal to fifty percent (50%) of the difference between (i) the amount then on deposit in the Escrow Account (i.e., net of any previously-paid Agreed Claims, any amounts paid in respect of a Negative Price Adjustment, and/or any amounts paid in respect of an Adjustment Excess) and (ii) any amounts in respect of any then unpaid Agreed Claims, unresolved Disputed Claims or unresolved claims that are the subject of a Certificate as provided in
Article VII (in each case to the extent not offset against the Net Amount Holdback), plus any amounts (not to exceed $100,000) to be paid in respect of a Negative Price Adjustment that has been determined pursuant to Section 2.5(b) or
Section 2.5(c) (to the extent not offset against the Net Amount Holdback) and/or any Adjustment Excess that has been determined pursuant to Section 2.6, together with interest accrued to such time on the amount so distributed. Any amounts retained in the Escrow Account after the First Release Date shall continue to be so retained until (1) the resolution of the claims in respect of which such funds are being held (at which time such funds shall be disbursed pursuant to the resolution of such claims), (2) the amount (not to exceed $100,000) of any Negative Price Adjustment has been paid out of such funds, (3) the amount of any Adjustment Excess has been paid out of such funds, and/or (4) disbursed pursuant to Section 2.4(d) below, as applicable.

          (d) Not later than two business days following the date that is 18 months after the Closing Date (the "SECOND RELEASE DATE"), Buyer and the Shareholder shall jointly instruct the Escrow Agent to release from the Escrow Account and disburse to the Shareholder in accordance with the terms of the Escrow Agreement all funds (including, without limitation, any accrued interest then on deposit) then remaining in the Escrow Account (i.e., net of any previously paid Agreed Claims, any amounts (not to exceed $100,000) paid in respect of a Negative Price Adjustment, and/or any amounts paid in respect of an Adjustment Excess), less any amounts in respect of any then unpaid Agreed Claims, unresolved Disputed Claims, unresolved claims that are the subject of a Certificate as provided in Article VII, any amounts (not to exceed $100,000) to be paid in respect of a Negative Price Adjustment that has been determined pursuant to Section 2.5(b) or Section 2.5(c) and/or any amounts to be paid in respect of an Adjustment Excess that has been determined pursuant to Section 2.6; provided, however, that no undisbursed accrued interest on the funds in the Escrow Account shall be available to satisfy Buyer's indemnification claims or retained in the Escrow Account after the Second Release Date. Any amounts retained in the Escrow Account after the date that is 18 months after the Closing Date as contemplated by the immediately prior sentence of this Section 2.4(d) shall continue to be so retained until the resolution of the claims in respect of which such funds are being held (at which time Buyer and the Shareholder shall jointly instruct the Escrow Agent to disburse such funds pursuant to the resolution of such claims), until the amount (not to exceed $100,000) in respect of a Negative Price Adjustment has been paid from such funds, and/or until the amount of any Adjustment Excess has been paid from such funds.

          2.5    POST-CLOSING AUDIT; PURCHASE PRICE ADJUSTMENT

          (a) ESTIMATE STATEMENT; POST-CLOSING AUDIT. The Shareholder has delivered to Buyer a written statement (the "ESTIMATE STATEMENT") setting forth the Shareholder's estimate (which shall in each case have been made in accordance with this Section 2.5(a)) of the Company's cash, accounts receivable, plasma inventory and total liabilities, in each case as of the Closing. The Shareholder represents that each such estimate was made in good faith, in accordance with GAAP and in a manner consistent with the Company's past practice in accordance with the year-end financial statements prepared by the Company; PROVIDED that (i) the estimate of the amount of cash is the book value of the Company's cash (reflecting all outstanding debits to cash, regardless of whether such debits have actually been paid out of cash); (ii) the estimate of the amount of the Company's accounts receivable includes only the value of trade accounts receivable (net of reserves for collectibility of such receivables) and no other receivables whatsoever; (iii) the estimate of the value of the Company's plasma inventory is based on the Shareholder's good faith estimate of the realizable fair market value of such plasma inventory (net of any spoiled, obsolete or unusable plasma inventory); and
(iv) the estimate of total liabilities includes all liabilities of the Company of any kind whatsoever (whether accrued or unaccrued, matured or unmatured) and reflects the absence of any Excluded Liabilities (as defined in Section 2.7). Each such estimate shall, subject to adjustment in the manner provided in Section 2.5(b), be binding and conclusive for purposes of
Section 2.3. The term "ESTIMATED NET AMOUNT" refers to the difference between (1) the sum of the estimated cash, trade accounts receivable and plasma inventory of the Company as set forth on the Estimate Statement and
(2) the estimated total liabilities of the Company as set forth on the Estimate Statement.

          (b) INITIAL DETERMINATION STATEMENT. Not later than 30 days after the Closing, Buyer and the Shareholder shall cause to be commenced an audit (the "POST-CLOSING AUDIT") for the purposes of determining the actual value of the cash, accounts receivable, plasma inventory and total liabilities of the Company as of the Closing. The Post-Closing Audit shall be conducted by Grant Thornton, Certified Public Accountants. The costs and expenses associated with the Post-Closing Audit shall be borne equally by Buyer and the Shareholder. Buyer and the Shareholder shall instruct Grant Thornton to deliver to each of them, as soon as practicable following the Closing (but in any event not later than 90 days after the Closing) a statement (the "INITIAL DETERMINATION STATEMENT") of the actual value of the cash, accounts receivable, plasma inventory and total liabilities of the Company as of the Closing, which determination shall be made in accordance with GAAP, in a manner consistent with the Company's past practice in connection with the year-end financial statements prepared by the Company; PROVIDED, that (i) the determination of the amount of cash shall be based on the book value of the Company's cash (reflecting all outstanding debits to cash, regardless of whether such debits have actually been paid out of cash);
(ii) the determination of the amount of the Company's accounts receivable shall include only the value of trade accounts receivable as of the Closing (net of reserves for collectibility of such receivables) and no other receivables whatsoever; (iii) the determination of the value of the Company's plasma inventory as of the Closing shall be based on the realized or realizable fair market value of such plasma inventory (net of any spoiled, obsolete or unusable plasma inventory) and shall involve a physical inspection on the Closing Date by Grant Thornton of such plasma inventory located at the Company's donor centers on North 19th Avenue in Phoenix, Arizona and on Canal Street in Houston, Texas; and (iv) the determination of the total liabilities of the Company shall include all liabilities of any kind whatsoever, whether accrued or unaccrued, matured or unmatured. The Company, Buyer and the Shareholder shall mutually cooperate to the extent reasonably necessary in the Post-Closing Audit. If either of Buyer or the Shareholder has any objection to the Initial Determination Statement, it shall deliver written notice (an "OBJECTION NOTICE") thereof to the other Party within 10 business days after receiving the Initial Determination Statement. The Objection Notice shall describe in detail such Party's objections to the determinations set forth on the Initial Determination Statement. The determination of any item set forth in the Initial Determination Statement and not objected to by either or both of Buyer and the Shareholder in an Objection Notice shall be binding on the Parties.
Buyer and the Shareholder shall use their reasonable, good faith efforts to resolve any such objections. If Buyer and the Shareholder are able to reach agreement as to any item that is the subject of an Objection Notice (a "DISPUTED ITEM"), then such determination as agreed upon as to such Disputed Item shall become binding upon the Parties at such time. If a final resolution of any Disputed Item is not obtained within 30 days after the date that the applicable Objection Notice is received by the Party to which it is sent pursuant to this Section 2.5(b), Buyer and the Shareholder shall submit the unresolved Disputed Items for resolution as provided in Section 2.5(c) for a determination that shall be binding on the Parties.

          (c) DISPUTE RESOLUTION. Buyer and the Shareholder shall promptly, but in no event more than 15 days after the end of the 30-day period referred to in Section 2.5(b) above, cause the Houston, Texas office of Arthur Andersen LLP, or if such firm declines or is unable to act in this capacity, another nationally recognized independent accounting firm mutually selected by Buyer and the Shareholder (the "ACCOUNTING FIRM"), such firm acting as an expert and not as an arbitrator, to resolve the unresolved Disputed Items. Subject to the provisos set forth in Section 2.5(b) above, the Accounting Firm shall make a determination only of the Disputed

Items not resolved by Buyer and the Shareholder and in the case of all other items shall use the amounts which were agreed upon by Buyer and the Shareholder or to which no objection was made.

          The Accounting Firm shall deliver to Buyer and the Shareholder, as promptly as practicable, a report (a "FINAL DETERMINATION STATEMENT") setting forth its resolution of the Disputed Items submitted to it for determination, taking into account any Disputed Items resolved previously by agreement of Buyer and the Shareholder and the items set forth on the Initial Determination Statement to which no objection was made. Such report of the Accounting Firm shall be final and binding on the Parties. The cost of such review and report of the Accounting Firm shall be borne equally by Buyer and the Shareholder.

          If the sum of the Company's cash, trade accounts receivable and plasma inventory (each as finally determined pursuant to Section 2.5(b) or 2.5(c), as the case may be) minus the amount of the Company's total liabilities (as finally determined pursuant to Section 2.5(b) or Section 2.5(c), as the case may be) (the "FINAL NET AMOUNT") is greater than the Estimated Net Amount, the Purchase Price shall be increased by the exact amount of such difference (a "POSITIVE PRICE ADJUSTMENT"). If the Final Net Amount is less than the Estimated Net Amount, the Purchase Price shall be reduced by the exact amount of such difference (a "NEGATIVE PRICE ADJUSTMENT"). Within two business days after the determination of the Final Net Amount, Buyer shall pay to the Shareholder, via wire transfer of immediately available funds, the amount of any Positive Price Adjustment. If there is a Negative Price Adjustment, Buyer shall first offset such amount from the then-remaining amount, if any, of the Net Amount Holdback. Within two business days after the determination of the Final Net Amount, Buyer and the Shareholder shall jointly instruct the Escrow Agent to deduct up to the first $100,000 of any portion of the Negative Price Adjustment not offset against the Net Amount Holdback from the funds then on deposit in the Escrow Account and distribute such funds to Buyer. Omni and/or the Shareholder shall be jointly and severally liable to pay to Buyer, via wire transfer of immediately available funds, the amount of any Negative Price Adjustment to the extent not paid from the Escrow Account pursuant to the immediately preceding sentence or offset against the Net Amount Holdback.

          2.6    CERTAIN FURTHER ADJUSTMENTS.

          (a) ADJUSTMENT STATEMENT. Within three business days of the date that is six months after the Closing (the "CUT-OFF DATE"), Buyer shall cause to be prepared and delivered to the Shareholder a statement (the "ADJUSTMENT STATEMENT") identifying (i) the accounts receivable (the "CLOSING ACCOUNTS RECEIVABLE") reflected in the Initial Determination Statement (or, if objected to, in a Final Determination Statement) as to which the Company and/or Buyer has received, at any time from and after the Closing until the Cut-Off Date, a written letter or other correspondence (a "CHARGE-BACK NOTICE") from the account obligor stating that a portion or all of such receivable is being charged back to the Company (or otherwise reduced by the account obligor) for any reason and setting forth, for each such receivable, the net amount realized therefor through the Cut-Off Date after giving effect to such charge-back; (ii) any debits or reductions to the Company's cash balance as of the Closing Date that were not reflected in the value ascribed to the Company's cash on the Initial Determination Statement (or, if objected to, on a Final Determination Statement) (the "CLOSING CASH"), together with appropriate supporting documentation, (iii) all applicant donor plasma ("APPLICANT PLASMA") included among the Company's plasma inventory as of the Closing as to which no subsequent plasma donation was received by the Company through the Cut-Off Date and setting forth, for each such item of Applicant Plasma, the net amount realized therefor through the Cut-Off Date; and (iv) all source plasma other than Applicant Plasma (the "CLOSING SOURCE PLASMA") that was included among the Company's plasma inventory as of the Closing and as to which the Company and/or Buyer has received, at any time from and including the Closing until the Cut-Off Date, a written letter or other correspondence (a "SOURCE PLASMA NOTICE") from the party to which such Closing Source Plasma was sold or otherwise delivered stating that such Closing Source Plasma was defective or otherwise unacceptable to such party, and setting forth, for each such item of Closing Source Plasma, the net amount realized by the Company therefor through the Cut-Off Date. The Adjustment Statement shall be accompanied by true and correct copies of any Charge-Back Notices, Source Plasma Notices and/or supporting documentation relating to the Closing Cash, as well as a certification, duly executed by Buyer's Chief Executive Officer, to the effect that the listing of the Applicant Plasma and debits to Closing Cash set forth on the Adjustment Statement as contemplated in clauses (ii) and (iii) above are true, correct and complete. The Shareholder hereby agrees that, in the absence of fraud or manifest error, (A) the existence and amount of any reductions in the realized value of the Closing Accounts Receivable shall be conclusively established by reference to the applicable Charge-Back Notice, (B) the existence and amount of any reductions in the realized value of the Closing Source Plasma shall be conclusively established by reference to the applicable Source Plasma Notice, and (C) Buyer's certification shall conclusively establish the truth, correctness and completeness of the list of Applicant Plasma and debits to Closing Cash set forth on the Adjustment Statement, as well as the net value realized therefor. Except for such modifications as reflect changes in the price paid by customers of Western States Plasma Group, Inc. for Applicant Plasma, Buyer shall not modify the pricing arrangement in effect as of the date hereof between the Company and Western States Plasma Group, Inc. with respect to sales of Applicant Plasma in a manner that would reduce the net value realized by the Company therefor.

          (b) BUYER'S RECOVERY OF AGGREGATE ADJUSTMENT. Buyer shall be entitled to offset from the Net Amount Holdback an amount (the "AGGREGATE ADJUSTMENT") equal to the sum of (i) the aggregate amounts subject to a Charge-Back Notice through the Cut-Off Date, (ii) the difference between (1) the value of the Closing Source Plasma identified in the Adjustment Statement as reflected in the Initial Determination Statement (or, if objected to, in a Final Determination Statement) and (2) the actual value realized by the Company therefor through the Cut-Off Date as set forth in the Adjustment Statement, (iii) the difference between (1) the value of the Applicant Plasma identified in the Adjustment Statement as reflected in the Initial Determination Statement (or, if objected to, in a Final Determination Statement) and (2) the actual value realized by the Company therefor through the Cut-Off Date as set forth in the Adjustment Statement, and (iv) the difference between (1) the Closing Cash and (2) the actual value thereof net of any debits or other reductions through the Cut-Off Date as set forth on the Adjustment Statement. If the amount of the Aggregate Adjustment exceeds the Net Amount Holdback (any such excess, an "ADJUSTMENT EXCESS"), Buyer and the Shareholder promptly shall jointly instruct the Escrow Agent to deduct from the Escrow Account and distribute to Buyer the amount of the Adjustment Excess and, if the funds then on deposit in the Escrow Account are insufficient to cover the full amount of the Adjustment Excess, Omni and/or the Shareholder shall, within two business days after the determination of the existence and amount of an Adjustment Excess, pay to Buyer via wire transfer an amount equal to the portion of the Adjustment Excess not paid out of the Escrow Account.

          2.7    EXCLUDED LIABILITIES.

          Notwithstanding anything to the contrary herein, immediately prior to the Closing, the liabilities (the "EXCLUDED LIABILITIES") set forth in
Schedule 2.7 shall be assigned, conveyed, distributed to, assumed by or otherwise retained by the Shareholder or Omni, and shall not be transferred or assigned to Buyer, and Buyer shall have no liability for or obligations with respect to such Excluded Liabilities whatsoever.

          2.8    CLOSING MATTERS.

          (a) CLOSING. The Closing of the transactions contemplated by this Agreement shall occur at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, Newport Beach, California 92660 at 10:00 a.m. Pacific Daylight Savings Time on Friday, September 29, 1998, or at such other location, time and date as the Parties hereto shall agree.

          (b) DELIVERIES BY THE SHAREHOLDER. At the Closing, the Shareholder shall deliver or cause to be delivered to Buyer the following, against delivery of the items specified in Section 2.8(e):

               (i) Certificates representing the Stock, duly endorsed in blank or having affixed thereto stock powers executed in blank, and in proper form for transfer, with all requisite stock transfer stamps, if any, affixed to such certificates, all in form and substance reasonably satisfactory to Buyer;

               (ii) This Agreement, duly executed by the Shareholder, Wilson and Wood;

               (iii)  The Escrow Agreement, duly executed by the Shareholder;

               (iv) The opinion of counsel to the Shareholder and the Company dated the Closing Date, in the form of Exhibit B hereto;

               (v) The Certificate of Limited Partnership of the Shareholder, duly certified by the Texas Secretary of State.

          (c) DELIVERIES BY THE COMPANY. At the Closing, the Company shall deliver or cause to be delivered to Buyer the following, against delivery of the items specified in Section 2.8(e):

               (i)    This Agreement, duly executed by the Company;

               (ii) The Secretary's Certificate of the Company in the form of Exhibit D hereto;

               (iii) The Certificate of the Secretary of State of the State of Texas evidencing the corporate good standing of the Company in Texas, together with written evidence satisfactory to Buyer of the Company's tax good standing in Texas and all other appropriate jurisdictions;

               (iv) Written evidence of qualification to do business as a foreign corporation in each jurisdiction identified on Schedule 4.1, in each case in form reasonably satisfactory to Buyer;

               (v) The Houghton Release and the Weaver Release, duly executed by the Company and Evelyn Houghton and the Company and Ralph Weaver, respectively;

               (vi) Subject to Section 6.5, all Approvals required to be obtained before consummation of the transactions contemplated hereby, each in form and substance reasonably satisfactory to Buyer;

               (vii) Uniform Commercial Code Release Statements or other written documentation reasonably satisfactory to Buyer evidencing the termination of all of all Uniform Commercial Code financing statements with respect to the Company's property or assets (except those Uniform Commercial Code financing statements pertaining to the security interests identified on
Schedule 4.6) and the release of such property and assets from the applicable Encumbrance; and

               (viii) A letter of resignation from each of the directors and officers of the Company as of immediately prior to the Closing, duly executed by each such director and officer.

          (d) DELIVERIES BY OMNI. At the Closing, Omni shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably satisfactory to Buyer and Buyer's counsel, against delivery of the items specified in Section 2.8(e):

               (i)    This Agreement, duly executed by Omni;

               (ii) The Certificate of the Secretary of State of the State of Texas evidencing the corporate good standing of Omni in Texas; and

               (iii) The Secretary's Certificate of Omni in the form of Exhibit C hereto.

          (e) DELIVERIES BY BUYER. At the Closing, Buyer shall deliver or cause to be delivered the following, in form and substance reasonably satisfactory to Shareholder and Shareholder's counsel, against delivery of the items specified in Section 2.8(b):

               (i) To the Shareholder as provided in Section 2.3, the Closing Cash Payment;

               (ii) To the Escrow Agent as provided in Sections 2.3(b) and 2.4, the Holdback Amount;

               (iii) To the Shareholder, Wilson and Wood, this Agreement, duly executed by Buyer;

               (iv) To the Shareholder, the Escrow Agreement, duly executed by Buyer;

               (v) To the Shareholder, the Secretary's Certificate of Buyer in the form of Exhibit E hereto; and

               (vi) To the Shareholder, the Certificate of the Secretary of State of the State of Delaware evidencing the corporate good standing of Buyer in Delaware.

          (f) SIMULTANEOUS DELIVERY. All acts with respect to the Closing shall be considered as having taken place simultaneously, and no delivery or payment shall be considered as having been made until all deliveries, payments and Closing transactions have been accomplished.

          (g) DELIVERY OF CLOSING DOCUMENTS. Each party shall cooperate with the other to the fullest extent possible in exchanging instruments and documents required to be delivered at or before the Closing, or drafts thereof, in sufficient time in advance of the Closing to provide to the other party a reasonable opportunity to examine such documents or drafts thereof.

          (h) EFFECTIVE DATE FOR FINANCIAL STATEMENT PURPOSES; NO EQUITABLE CONVERSION. Notwithstanding anything to the contrary herein, the Parties hereby agree that, (i) in accordance with paragraph 9 (Conduct of Business) of that certain letter of intent dated July 6, 1998 between Buyer and the Shareholder relating to the transactions contemplated hereby, effective control of the strategic and business operations of the Company transferred to Buyer on July 6, 1998, (ii) the terms of the agreement were firmly established as of this date and only legal considerations were needed to complete the sale, and (iii) accordingly, it is hereby agreed that the effective date (the "EFFECTIVE DATE") of this transaction for financial statement purposes is July 6, 1998. Notwithstanding the foregoing, neither the execution of this Agreement nor the performance of any provision contained herein shall cause Buyer to become liable for (i) the operations of the Company or the business of the Company prior to the Effective Date; (ii) the condition of the Company's assets prior to the Effective Date; (iii) the cost of any labor or materials furnished to any such property prior to the Effective Date; (iv) compliance with any laws, requirements, or regulations of, or Taxes, or assessments or other charges now or hereafter due to, any Governmental Entity for any period or for the conduct of the business of the Company prior to the Effective Date; or (v) for any other Encumbrances or expenses whatsoever pertaining to the conduct of the Business or the ownership, title, possession, use or occupancy of the property of the Company prior to the Effective Date.

                                    ARTICLE III
                          REPRESENTATIONS AND WARRANTIES
                            OF THE SHAREHOLDER AND OMNI

          3.1    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER.

          The Shareholder hereby represents and warrants to Buyer as follows:

          (a) ORGANIZATION. The Shareholder is a duly formed and validly existing limited partnership under the laws of the State of Texas, with power under the Texas Revised Limited Partnership Act, its Certificate of Limited Partnership and Agreement of Limited Partnership, as amended and/or restated through the date hereof, to own its property and assets, to enter into this Agreement and any related agreements to which it is a party, and to perform its obligations hereunder and thereunder.

          (b) OWNERSHIP OF STOCK. The Shareholder is the legal and beneficial owner of all of the Stock, with good and marketable title thereto, free of any Encumbrances whatsoever, other than restrictions on transfer, if any, imposed by federal and state securities laws.

          (c) DELIVERY OF GOOD TITLE. Other than those that have been obtained prior to the date hereof, there are no Approvals necessary for the sale and delivery of the Stock to Buyer pursuant to this Agreement, and the Shareholder has, and immediately before the Closing will have, full right, power, authority and capacity to sell, assign, transfer and deliver the Stock owned by it pursuant to this Agreement. Upon delivery by the Shareholder of the stock certificates evidencing the Stock to Buyer and payment of the consideration therefor pursuant to this Agreement, good and valid title to the Stock, free and clear of any and all Encumbrances whatsoever (other than restrictions on transfer, if any, imposed by federal and state securities laws), will pass to Buyer.

          (d) EXECUTION AND DELIVERY. All Approvals necessary for the execution and delivery by the Shareholder of this Agreement have been obtained, and the Shareholder has full right, power, authority and capacity to enter into and perform fully under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          (e) NO CONFLICTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, the Shareholder's Certificate of Limited Partnership or its Agreement of Limited Partnership, each as amended and/or restated through the date hereof, or any Contract to which the Shareholder is a party or by which the Shareholder or any of the Shares is bound, or violate the provisions of any Law or Order of any Governmental Entity or any arbitrator having jurisdiction over the Shareholder or the property of the Shareholder, nor will such action result in the creation or imposition of any lien, claim, charge or other Encumbrance upon any of the Shares.

          3.2    REPRESENTATIONS AND WARRANTIES OF OMNI.

          (a) ORGANIZATION; STATUS AS GENERAL PARTNER. Omni is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Company has all necessary corporate power and corporate authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. Omni is the sole general partner of the Shareholder.

          (b) EXECUTION AND DELIVERY. All Approvals necessary for the execution and delivery by Omni of this Agreement have been obtained. This Agreement has been duly executed and delivered by Omni and constitutes a legal, valid and binding agreement of Omni, enforceable against Omni in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          (c) NO CONFLICTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, Omni's Bylaws or Certificate of Incorporation, each as amended through the date hereof, the Certificate of Limited Partnership or the Agreement of Limited Partnership of the Shareholder, each as amended through the date hereof, or any Contract to which Omni is a party or by which Omni is bound, or violate the provisions of any Law or Order of any Governmental Entity or any arbitrator having jurisdiction over Omni or the property of Omni, nor will such action result in the creation or imposition of any lien, claim, charge or other Encumbrance upon any of the Shares.

                                     ARTICLE IV
                           REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND THE SHAREHOLDER

          The Company and the Shareholder each hereby represents and warrants to Buyer as follows:

          4.1  ORGANIZATION, GOOD STANDING AND RELATED MATTERS.

          The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Company has all necessary corporate power and corporate authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. The Company has no Subsidiaries and does not own, directly or indirectly, an equity interest in any other Person. The Company has all necessary corporate power and corporate authority to own its properties and assets and to carry on its Business as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned or leased by the Company or the nature of the Business conducted by the Company requires licensing or qualification, except where the failure to be so qualified would not have a material adverse effect on the Company or the Business. Schedule 4.1 lists the jurisdiction in which the Company was organized and each jurisdiction in which the Company is licensed to do business as a foreign corporation. Schedule 4.1 also correctly lists the current directors and executive officers of the Company. True, correct and complete copies of the respective charter documents of the Company, each as amended and in effect through and as of immediately prior to the Closing, have been delivered to Buyer. The Company is not a registered or reporting company under the Securities Exchange Act of 1934, as amended.

          4.2  CAPITALIZATION MATTERS.

          The authorized capital stock of the Company consists of 20,000,000 shares, of which 10,000,000 shares are designated as Common Stock and 10,000,000 shares are designated as Preferred Stock, each par value $.01 per share. The Stock consists of 1,000,000 shares of Common Stock and constitutes all of the issued and outstanding capital stock of the Company as of the date hereof. Except as set forth on Schedule 4.2, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of the Company, or to restructure or recapitalize the Company. There are no outstanding Contracts or other obligation of the Company to repurchase, redeem or otherwise acquire any Equity Securities (including, without limitation, the Shares) of the Company. Each of the Shares is duly authorized and validly issued, is fully paid and nonassessable and was issued in conformity with applicable Laws. There are no preemptive rights in respect of any Equity Securities (including, without limitation, the Shares) of the Company.

          4.3  FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

          (a) AUDITED FINANCIAL STATEMENTS. Schedule 4.3(a) hereto contains true and complete copies of the audited balance sheets of the Company as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholder's equity and changes in financial position or cash flow for the period then ended. All such financial statements have been examined and audited by the auditors whose reports thereon are included with such financial statements. All such financial statements have been prepared in accordance with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein). Such statements of operations and cash flow present fairly the results of operations and cash flows of the Company for the periods covered, and the balance sheets present fairly the financial condition of the Company as of their respective dates.

          (b) UNAUDITED INTERIM FINANCIAL STATEMENTS. Schedule 4.3(b) hereto contains true and correct copies of the unaudited balance sheet of the Company as of June 30, 1998, and the related statements of operations and cash flows and changes in shareholder's equity for the six-month period then ended, together with an unaudited balance sheet as of August 31, 1998 (the "AUGUST BALANCE SHEET") and the related statements of operations and cash flows and changes in shareholder's equity for the eight-month period then
ended.   Such interim financial statements have been prepared from the books and records of the Company consistent with past practice. The statements of operations and cash flows present fairly the results of operations and cash flows of the Company for the respective periods covered, and such balance sheets present fairly the financial condition of the Company as of the respective dates thereof, respectively. Except as set forth in Schedule 4.3(b), all of such interim financial statements reflect all adjustments (which consist only of normal recurring adjustments not material in amount and include, but are not limited to, estimated provisions for year-end adjustments) necessary for a fair presentation. As of August 31, 1998, the Company had no material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in the interim financial statements but was not.

          (c) AUDITORS' LETTERS. The Company has delivered to Buyer copies of each management letter or other letter delivered to the Shareholder or the Company by the auditors in connection with the audited, reviewed and/or unaudited financial statements delivered to the Buyer or relating to any review by the auditors of the internal controls of the Company during either of the two years ended December 31, 1997 and 1996, or thereafter, and has made available for inspection by Buyer all reports produced or developed by the auditors or management in connection with their audit, examination or review of such financial statements, as well as all such reports for prior periods for which any tax liability of the Company has not been finally determined or barred by applicable statutes of limitation.

          (d) NO MATERIAL ADVERSE CHANGES. Since December 31, 1997 there has not been, occurred or arisen any change in or event affecting the Company, the Business or the Stock that has had or would reasonably be expected to have a material adverse effect on the Company, the Business, or the Stock, and, except for actions required to be taken by this Agreement or as set forth on Schedule 4.3(d), the Company has not done any of the following:

               (i) issued any notes, bonds or other debt securities, any equity securities, any profits interests, or any securities exchangeable for or convertible into any Equity Securities or profits interests;

               (ii) declared, set aside or made any payment or distribution of cash or other property, or any Equity Securities or profits interests, to any Person with respect to its capital stock or purchased or redeemed any shares of its capital stock held by any Person or made any interest, principal or other payments to any Person with respect to any amounts owing to such Person;

               (iii) borrowed any amounts or entered into any other liabilities exceeding $10,000 individually or $50,000 in the aggregate;

               (iv) sold, assigned or transferred any of its assets, other than sales of the Products in the ordinary course of the Business, consistent with past practice;

               (v) (1) compromised any debt or claim of the Company, except for debts or claims compromised with customers, contractors or subcontractors of the Company in the ordinary course of the Business, consistent with past practice, none of which were in excess of $10,000 individually and $50,000 in the aggregate; (2) suffered any extraordinary Losses or intentionally waived any rights of the Company, except for rights waived with respect to customers, contractors or subcontractors of the Company in the ordinary course of the Business, consistent with past practice, none of which were in excess of $10,000 individually or $50,000 in the aggregate; or (3) suffered any theft, destruction, damage or casualty loss in excess of $10,000 individually or $50,000 in the aggregate;

               (vi) authorized any general increase in the compensation of the Company's employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any general increase in the compensation payable or to become payable to any employee of the Company, in each case other than in the ordinary course of the Business, consistent with past practice;

               (vii) made any material change in any method of accounting or accounting practice;

               (viii) split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

               (ix) amended any material term of any outstanding security of the Company;

               (x) acquired any Person or division of any corporation, or purchased, leased or otherwise acquired any material assets;

               (xi)   paid any Person any severance or termination pay;

               (xii) entered into, or renewed, amended or modified, any employment, consulting, severance or termination agreement with any Person or any Material Contract; or

               (xiii) agreed, whether in writing or otherwise, to take any action described in this Section 4.3(d).

          (e) NO OTHER LIABILITIES OR CONTINGENCIES. The Company has no obligations or liabilities of any kind or nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due, except liabilities that (i) are reflected on the August Balance Sheet, or (ii) were incurred after August 31, 1998 in the ordinary course of the Business, consistent with past practice, and in the aggregate do not exceed $20,000, or (iii) are set forth on Schedule 4.3(e) hereto.

          4.4    TAX AND OTHER RETURNS AND REPORTS.

          The Company has and any predecessors of the Company have timely filed or will timely file all required Tax Returns, and the Company has and any predecessors of the Company have paid all Taxes due for all periods ending on or before the Closing Date. Adequate provision has been or, as of the Closing Date, will be made in the books and records of the Company and in the Financial Statements, for all Taxes accrued or accruing as of the Closing Date whether or not due and payable and whether or not disputed. All required Tax Returns, including amendments to date, have been prepared in good faith and are complete and accurate. No Governmental Entity has, since the Company's inception, examined or, to the knowledge of the Company, is in the process of examining any Tax Returns of the Company and, to the knowledge of the Company, no Governmental Entity has examined or is in the process of examining any state or United States federal income tax returns (or any tax returns of any foreign country or jurisdiction) of any predecessor of the Company, and no Governmental Entity has proposed (tentatively or definitively), or asserted or assessed or, to the knowledge of the Company, threatened to propose, assert or assess, any deficiency, assessment or claim for Taxes for which the Company is or could become liable.

          4.5    MATERIAL CONTRACTS.

          Schedule 4.5 lists each Contract to which the Company is a party or to which the Company or any of its properties is subject or by which any thereof is bound that is deemed a Material Contract (as defined in the next sentence). For purposes of this Agreement, a "MATERIAL CONTRACT" shall be defined as any Contract that, immediately prior to the Closing, has not been fully performed by the parties thereto and represents a contract upon which the Business is substantially dependent or which is otherwise material to the Business; provided, however, that the following, without limiting the Contracts that might otherwise constitute Material Contracts, shall be deemed to be Material Contracts: Any Contract that, immediately prior to the Closing, has not been fully performed by the parties thereto (or is otherwise still in effect) and that (a) after the Closing, obligates the Company to pay an amount of $10,000 or more; or (b) has an unexpired term as of immediately prior to the Closing in excess of one year; or (c) provides for an extension of credit other than consistent with normal vendor trade credit terms; or (d) limits or restricts the ability of the Company to compete or otherwise to conduct its Business in any manner or place; or (e) provides for a guaranty or indemnity by the Company; or (f) grants a power of attorney, agency or similar authority to another Person or entity; or (g) contains a right of first refusal; or (h) provides for a right or obligation of any Affiliate, officer or director or any Associate, of the Company to the Company; or (i) requires the Company to buy or sell goods or services with respect to which it is reasonably likely there will be material losses or will be costs and expenses materially in excess of expected receipts; or (j) was not made in the ordinary course of business. True and complete copies of the agreements appearing on Schedule 4.5, including all amendments, supplements, exhibits, attachments and appendices thereto, have heretofore been delivered to Buyer. Each Material Contract is valid and in full force and effect; the Company has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company, or, to the knowledge of the Company, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance thereof will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of the Company under any Material Contract.

          4.6    REAL AND PERSONAL PROPERTY; TITLE; LEASES.

          Schedule 4.6 (a) lists all real and personal property, except for Intangible Property, of the Company, which is material to the Business, (b) properly identifies each of such properties as real property (or an interest in real property) or personal property, and (c) designates any leasehold interests therein. Except as set forth on Schedule 4.6, the Company has good and marketable title to, free of any and all Encumbrances, all such items of real property, including fees, leaseholds and all other interests in real property, and all such other assets and properties, including, but not limited to, all assets that the Company purports to own or has the right to use, except for Encumbrances consisting solely of liens for Taxes not yet due. The items of real and personal property identified on Schedule 4.6 constitute all of the real and personal property necessary to operate and conduct the Business as conducted immediately prior to the Closing. To the knowledge of the Company, all material tangible properties of the Company are in a good state of maintenance and repair (except for ordinary wear and tear). All material leasehold properties held by the Company as lessee are held under valid, binding and enforceable leases. There is no pending or, to the knowledge of the Shareholder, threatened Action that would materially interfere with the quiet enjoyment of any such leasehold by the Company.

          4.7    INTELLECTUAL PROPERTY.

          (a) Schedule 4.7(a) hereto lists all of the Intellectual Property owned, licensed or otherwise used in connection with the Business. The Intellectual Property identified on Schedule 4.7(a) is the only Intellectual Property necessary to operate and conduct the Business as conducted immediately prior to the Closing. Except as set forth on Schedule 4.7(a), the Company owns or otherwise has the right to use all of its Intellectual Property, free and clear of any Encumbrance or other adverse claim. The Company does not use any of such Intellectual Property by consent of any other Person and is not required to and does not make any payments to others with respect thereto. The Company has not received any written notice to the effect (or is otherwise aware that) that the Intellectual Property or its use by the Company conflicts with any rights of any Person, and the Company has not received any notice of infringement with respect to the use of the Company's Intellectual Property. The execution, delivery and performance of this Agreement and the consummation of the other transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of, or in any way impair the right of the Company to use, sell, license or dispose of or to bring any action for the infringement of, any Intellectual Property or any portion thereof.

          (b) Schedule 4.7(b) sets forth a complete and accurate description of all products, technology and services, sold, licensed, or otherwise exploited by the Company in connection with the Business (collectively, the "PRODUCTS"). To the knowledge of the Shareholder, the sale of the Products by Seller does not infringe any Intellectual Property right of any other Person, and there is no pending or, to the knowledge of the Shareholder, threatened Action against the Company contesting the Company's right to sell the Products.

          4.8    AUTHORIZATION; NO CONFLICTS.

          The execution, delivery and performance of this Agreement and any related agreements by the Company has been duly and validly authorized by the Board of Directors of the Company and by all other necessary corporate action on the part of the Company. This Agreement and any related agreements constitutes the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance of this Agreement by the Company and the execution, delivery and performance of any related agreements or contemplated transactions by the Company will not violate, or, except as set forth on Schedule 4.8, constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or bylaws of the Company or any Contract of the Company, or, except as expressly set forth on
Schedule 4.8, give rise to (whether upon lapse of time and/or the occurrence of any act or event or otherwise) any right of any Person to cancel, terminate, increase the obligations of the Company under or otherwise change the terms of any Contract of the Company, or result in the imposition of any Encumbrance against any asset or properties of the Company, or violate any Law. Schedule 4.8 lists all Approvals required to be obtained by the Company and the Shareholder to consummate the transactions contemplated by this Agreement. Except for matters identified in Schedule 4.8 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution and delivery of this Agreement by the Company and the performance of this Agreement and any related or contemplated transactions by the Company will not require filing or registration with, or the issuance of any permit by, any other third party or Governmental Entity. Except as contemplated by Section 6.5, all Approvals set forth (or required to be set forth) on Schedule 4.8 have been obtained.

          4.9    LEGAL PROCEEDINGS.

          There is no Order or Action pending or, to the knowledge of the Shareholder, threatened against or affecting the Company or the Business or that might adversely affect the Company's or the Shareholder's ability to perform this Agreement or the consummation of any of the transactions contemplated hereby. Except as set forth on Schedule 4.9, there is no claim, Order or Action as to which the Company or the Shareholder has received any written notice or which, to the knowledge of the Shareholder, otherwise has been threatened in writing or is reasonably expected to be threatened or initiated, against or affecting the Company or any director, officer, employee, agent or representative of the Company or any other Person, nor to the knowledge of the Shareholder is there any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by the Company.

          4.10   LABOR RELATIONS.

          Except as set forth on Schedule 4.10, with respect to the Company and its respective employees, independent sales representatives, consultants, agents, officers and directors, (i) to the extent required by agreement and/or law, the Company has paid and performed all material obligations with respect to its respective employees, independent sales representatives, consultants, agents, officers and directors, including, without limitation, all wages, salaries, commissions, bonuses, severance pay, vacation pay, accrued vacation pay, benefits and other direct compensation reimbursed to such persons; (ii) the Company is in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours; (iii) there is no pending, or to the Shareholder's knowledge, threatened, Action, charge, complaint, allegation, or other process against the Company before any federal, state, local or foreign court or agency alleging any unlawful employment practice including, but not limited to, allegations of employment discrimination, harassment, wrongful discharge, or wage and hour violations; (iv) there is no pending, or to the Shareholder's knowledge, threatened, charge, complaint, allegation, application or other process against the Company before the National Labor Relations Board or any comparable state, local or foreign agency, governmental or administrative; (v) there is no labor strike, dispute, slowdown or work stoppage or other job action pending, or, to the Shareholder's knowledge, threatened against or otherwise affecting or involving the Company; (vi) no employees of the Company are covered by any collective bargaining agreements, no union has been certified as the exclusive bargaining representative of any employees of the Company, and, to the knowledge of the Company, no effort is being made by any union to organize any of the Company's employees; and (vii) except as set forth on Schedule 4.10, no employee of the Company has a contract, either express or implied, which restricts the Company from terminating the employment of any employee with or without cause.

          4.11   MINUTE BOOKS.

          The Company has made available to Buyer the complete and original minute books of the Company. Such minute books accurately reflect all actions and proceedings taken to date by the shareholders, board of directors and committees of the Company, and such minute books contain true and complete copies of the charter documents of the Company and all related amendments. The stock record books of the Company reflect accurately all transactions in the capital stock of all classes.

          4.12   ACCOUNTING RECORDS; INTERNAL CONTROLS.

          (a) ACCOUNTING RECORDS. The Company has accounting records that accurately reflect its transactions in accordance with GAAP.

          (b) DATA PROCESSING; ACCESS. Such accounting records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated or backed-up, and such duplicates or back-ups are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

          4.13   INSURANCE.

          The Company is, and at all times since its inception has been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business. Schedule 4.13 lists all insurance policies and bonds that are material to the Business, and all of such insurance policies and bonds maintained by the Company are in full force and effect and complete and correct copies thereof have been provided to Buyer. The Company is not in default under any such policy or bond. The Company has timely filed claims with its insurers with respect to all matters and occurrences for which it believes it has coverage. Except as set forth on
Schedule 4.13, all insurance policies maintained by the Company will remain in full force and effect, and the Company has not received written notice or other indication from any insurer or agent of any intent to cancel or not so renew any of such insurance policies. The Company has complied with and implemented all outstanding (i) requirements and recommendations of any insurance company that has issued a policy with respect to any of the properties and assets of the Company and (ii) requirements and recommendations of any Governmental Entity that the Company or the Shareholder has actual knowledge of with respect to any such insurance policy.

          4.14   COMPLIANCE WITH LAW; STATUS OF LICENSES.

          (a) The conduct of the Business has not violated, and as presently conducted does not violate, any federal, state or local laws, including, but not limited to, the Clinical Laboratories Improvements Act of 1988 ("CLIA"), rules, regulations or ordinances, or judgments, injunctions, writs, decrees, orders or guidance documents and memos of any court or

Governmental Entity, including, but not limited to, the Occupational Safety and Health Administration ("OSHA"), the Environmental Protection Agency, the Department of Transportation, the Health Care Financing Administration ("HCFA") and Food and Drug Administration ("FDA"), similar state agencies, or any industry standards, nor has the Company received any notice of any such violation that remains outstanding. The Company is not subject to any Order currently in effect.

          (b) The Company has sole and exclusive possession, free of any claim or right of any other Person and from free of any Encumbrance (other than any restrictions or limitations that may be imposed by the Governmental Entity issuing such License) of all Licenses. The Company is in full compliance with the terms thereof, and all of such Licenses are valid, in good standing and in full force and effect. Schedule 4.14(b) sets forth a complete and accurate list of all such Licenses, together with the date of expiration for each such License, and includes copies of all QPP Certificates related to the Business. Upon the Closing, all of the Licenses listed or required to be listed on Schedule 4.14(b) will continue to be owned or held by the Company and will be valid, in good standing, and in full force and effect for use in connection with Buyer's operation of the Company.

          (c) The Company has adhered to standard operating procedures accepted by the FDA and required by its customers (copies of which standard operating procedures have previously been delivered to Buyer) and has properly tested and/or secured appropriate testing of all blood and plasma products necessary for the conduct of the Business. There are no FDA or other recall, warning or other letters or notices or correspondence received by or relating to the Business, and there are no notices of adverse findings or similar correspondence received from or given by CLIA with respect to the Business or any location owned or operated by the Company.

          4.15   EMPLOYEE BENEFITS.

          (a) EMPLOYEE BENEFIT PLANS, COLLECTIVE BARGAINING AND EMPLOYEE AGREEMENTS, AND SIMILAR ARRANGEMENTS.

               (i) Schedule 4.15 lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which the Company is or ever has been a party or in which it participates or ever has participated or by which it is or ever has been bound, legally or otherwise, including, without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including, but not limited to, benefits relating to Company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement, or (d) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

               (ii) The Company has delivered to Buyer true and complete copies of all (a) plan documents, (b) summary plan descriptions, (c) annual reports (Form 5500 series) and accompanying schedules, (d) financial statements, and (e) actuarial valuation reports, with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

               (iii) There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this section.

               (iv) The Company is in material compliance with the applicable provisions of ERISA and the Code (as amended through the Closing
Date), the regulations and published authorities thereunder, and all other Laws applicable with respect to all such employee benefit plans, agreements and arrangements. The Company has performed all of its material obligations under all such plans, agreements and arrangements. There are no Actions (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and all such plans, agreements and arrangements have been operated in material compliance with their terms. To the knowledge of the Company, no facts exist which could give rise to any such Actions.

               (v) Except as specified in Schedule 4.15, each of the plans, agreements or arrangements can be terminated by the Company within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

               (vi) All obligations of the Company under each such plan, agreement or arrangement (x) that are due prior to the Closing Date have been paid or will be paid prior to that date, and (y) that have accrued prior to the Closing Date have been or will be paid prior to the Closing Date or properly accrued on the Company's balance sheet.

               (vii) Except as set forth on Schedule 4.15, no employee, consultant or agent of the Company is entitled to any severance, accelerated, parachute or other form of payment or benefit from the Company or its successors or assigns arising or becoming due as a result of the consummation of the transactions contemplated hereby.

          (b) QUALIFIED PLANS. No Plan listed in Schedule 4.15 is a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code.

          (c) TITLE IV PLANS. No plan listed in Schedule 4.15 is a plan subject to Title IV of ERISA.

          (d) MULTIEMPLOYER PLANS. No plan listed in Schedule 4.15 is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). The Company has not ever contributed to or had any obligation to contribute to any multiemployer plan.

          (e) FINES AND PENALTIES. There has been no act or omission by the Company that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (k) or Section 4071 of ERISA or Chapter 43 of the Code.

          4.16   CERTAIN INTERESTS; INTERCOMPANY SERVICES.

          (a) Except as set forth on Schedule 4.16(a), no Affiliate of the Company, nor any officer or director of the Company, nor Associate of any such individual, has any material interest in any property used in or pertaining to the Business; no such Person is indebted or otherwise obligated to the Company; and the Company is not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. Except as set forth on
Schedule 4.16(a), the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Company or the successor or assign of the Company to any Person.

          (b) The Company has not engaged in any transaction with the Shareholder or any other Affiliate of the Shareholder. The Company does not have any liabilities or obligations of any kind or nature whatsoever to the Shareholder or any other Affiliate of the Shareholder and none of the Shareholder or such Affiliates has any obligations to the Company. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Company or the successor or assign of the Company to the Shareholder or any Affiliate of the Shareholder, other than obligations arising under this Agreement. Following consummation of the Closing, neither the Shareholder nor any of its Affiliates will have any right, title or interest in or to any of the Company's assets or properties, including, without limitation, any Intellectual Property of the Company or any Contract to which the Company is a party or by which it is bound.

          (c) Except as set forth on Schedule 4.16(c), the Shareholder does not provide, and has not at any time in the past provided, any corporate or administrative services or performed any other functions or tasks for the Company of any kind whatsoever.

          4.17   BANK ACCOUNTS AND POWERS.

          Schedule 4.17 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box, together with the applicable branch or office address thereof, and the names and identification of all Persons authorized to draw thereon or to have access thereto, and lists the names of each Person holding powers of attorney or agency authority from the Company and a summary of the terms thereof.

          4.18   NO BROKERS OR FINDERS.

          No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Shareholder, the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to receive any brokerage or finder's or similar fee or other commission from Buyer as a result of this Agreement or such transactions.

          4.19   ACCURACY OF INFORMATION.

          No representation, warranty or statement made by the Company or the Shareholder in this Agreement, the Schedules attached hereto or in any other written materials furnished or to be furnished by the Company to Buyer or its representatives, attorneys and accountants pursuant to or in connection with this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          4.20   INVENTORIES.

          All inventories of the Company are of good merchantable quality, reasonably in balance, have been recorded in accordance with GAAP, and are saleable (in the case of inventory held for sale) or currently usable (in the case of other inventory) in the ordinary course of the Business. All plasma included among the inventories of the Company has been collected or taken in accordance with standard operating procedures prescribed by the FDA or otherwise by Law, tested in accordance therewith, and constitutes first quality plasma in accordance with FDA and QPP requirements. The value of obsolete, damaged or excess inventory and of inventory below standard quality has been written down on the most recent balance sheet delivered to Buyer pursuant to Section 4.3(b) or, with respect to inventories purchased since such balance sheet date, on the books and records of the Company, to ascertainable market value, or adequate reserves described on such balance sheet have been provided therefor, and the value at which inventories are carried reflects the customary inventory valuation policy of the Company (which fairly reflects the value of obsolete, spoiled or excess inventory) for stating inventory, in accordance with GAAP consistently applied.

          4.21   RECEIVABLES AND COMMISSIONS PAYABLE.

          Except as listed on Schedule 4.21, all receivables of the Company reflected on the balance sheets referred to in Section 4.3 are current and represent sales actually made in the ordinary course of business, and the reserves shown on such balance sheets were calculated on a basis consistent with GAAP and past practices. The Company has delivered to Buyer a complete and accurate aging list of all receivables of the Company. All Commissions payable to sales agents of the Company reflected on the Financial Statements represent commissions actually made in the ordinary course of business, and are properly recorded and current. The Company has no commissions payable.

          4.22   CUSTOMERS AND SUPPLIERS; DONORS.

          (a) Schedule 4.22(a) lists the names of and describes all Contracts with, and the appropriate percentage of Business attributable to, the 10 largest customers of the Business at the date of this Agreement, and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the Company with respect to which alternative sources of supply are not readily available on comparable terms and conditions. To the best knowledge of the Company and the Shareholder, except as set forth in Schedule 4.22(a), there have been no adverse changes in the relationships between the Company and its customers or suppliers since January 1, 1998.

          (b) The records of the Company identify all donors of hyperimmune plasma to the Business during 1997 and through September 11, 1998 (the final date of the Company's tetanus hyperimmune plasma program), together with the aggregate quantity of such plasma donated during each such year by each such donor. There have been no adverse changes in the relationships between the Company and any of the donors identified in such records.

          4.23   ENVIRONMENTAL COMPLIANCE.

          Except as set forth in Schedule 4.23, (a) neither the Company nor any predecessor of the Company has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Laws; (b) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any current or former property or facility of the Company or any predecessor of the Company, and no Hazardous Substances are present at any current or former property or facility of the Company, in each case which has created or might reasonably be expected to create any liability of the Company or which would require reporting by the Company to or notification of any Governmental Entity; (c) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of the Company or any predecessor of the Company; (d) neither the Company nor any predecessor of the Company has disposed of any Hazardous Substance at any off-site facility that has created or might reasonably be expected to create any liability of the Company; and (e) any Hazardous Substance handled or dealt with in any way in connection with the Business of the Company or of any predecessor of the Company, has been and is being handled or dealt with in all respects in compliance with applicable Laws. To the knowledge of the Company, there are no environmental reports and/or studies concerning the Business and/or the current or former properties or facilities of the Company or any predecessor of the Company.

          4.24   CORPORATE NAMES.

          Schedule 4.24 sets forth a complete and accurate list of the names used by the Company in addition to its corporate name.

          4.25   CORPORATE BOOKS AND RECORDS.

          The Shareholder and/or the Company has, or as of the Closing will have, delivered or caused to be delivered to Buyer originals of all of the books and records of or pertaining to the Company and/or the Business, including, without limitation, all stock ledgers, stock books, minute books, and tax and accounting records.

                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to the Shareholder that:

          5.1    ORGANIZATION AND RELATED MATTERS.

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to carry on its business as it is now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

          5.2    AUTHORIZATION.

          The execution, delivery and performance of this Agreement and any related agreements by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          5.3    NO CONFLICTS.

          The execution, delivery and performance of this Agreement and any related agreements by Buyer will not violate the provisions of, or constitute a breach or default, whether upon lapse of time and/or the occurrence of any act or event or otherwise, under (a) the charter documents or bylaws of Buyer or (b) any Law to which Buyer is subject.

          5.4    NO BROKERS OR FINDERS.

          No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to receive any broker's or finder's or similar fees or other commissions from the Company or the Shareholder as a result of this Agreement or such transactions.

                                     ARTICLE VI
                                 CERTAIN COVENANTS

          6.1    NON-COMPETITION.

          (a) RESTRICTIONS ON COMPETITIVE ACTIVITIES. Each of Omni and the Shareholder agrees that after the Closing, Buyer and the Company shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. Each of Omni and the Shareholder also acknowledges that it and its respective officers, directors, employees and representatives have extensive knowledge of proprietary information concerning the Business and operations of the Company and that it would be competitively unfair to make such information available to any competitor of the Company. Accordingly, each of Omni and the Shareholder agrees that, for a period of five years following the Closing Date (the "NON-COMPETITION PERIOD"), it will not, directly or indirectly, and will cause its respective Affiliates not to, directly or indirectly, own, operate, invest in or serve as a consultant, employee or other paid assistant or in any like role or capacity with, or otherwise materially participate in the management of, any other company or enterprise that owns, operates or manages plasma collection centers and does business within a 100-mile radius of any of the locations set forth on Schedule 6.1(a) hereto. Each of Omni and the Shareholder acknowledges and agrees that the restrictions contained in this Section 6.1 are a material inducement to Buyer to enter into this Agreement. For the purposes of this Agreement, the Affiliates of the Shareholder shall be deemed to be Wilson and Wood.

          (b) EXCEPTIONS. Nothing contained herein shall limit the right of the Shareholder as an investor to hold and make investments in securities of any Person, provided the Shareholder's equity interest therein (including, without limitation, any interest convertible into equity) does not exceed 5% of the outstanding shares or interests in such Person.

          (c) RESTRICTIONS ON SOLICITING EMPLOYEES. In addition to the foregoing covenants, to protect Buyer against any efforts by the Shareholder and/or Omni to cause employees of the Company to terminate their employment, each of Omni and the Shareholder agrees that until the end of the Non-Competition Period, it will not directly or indirectly (i) induce any employee of the Company with a then current compensation of more than $20,000 annually to leave the Company or to accept any other employment or position, or (ii) assist any other entity in hiring any such employee.

          (d) SPECIAL REMEDIES AND ENFORCEMENT. Each of Omni and the Shareholder recognizes and agrees that a breach by it of any of the covenants set forth in this Section 6.1 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against breaching Omni and/or the Shareholder, in addition to any other rights and remedies which are available to Buyer. If this Section 6.1 is more restrictive than permitted by the Laws of the jurisdiction in which Buyer seeks enforcement hereof, this Section 6.1 shall be limited to the extent required to permit enforcement under such Laws. Without limiting the generality of the foregoing, the Parties intend that the covenants contained in the preceding portions of this Section 6.1 shall be construed as a series of separate covenants, one for each county, state and city or other location specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section 6.1, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

          6.2    NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

          Neither Omni nor the Shareholder, nor any of their respective Affiliates or representatives, shall, at any time, make use of, divulge or otherwise disclose (other than to Buyer), directly or indirectly, any Confidential Information concerning the business or policies of the Company that Omni, the Shareholder or any of their respective Affiliates or representatives may have learned as a shareholder, employee, officer or director of the Company, or otherwise.

          6.3    TAX COOPERATION.

          After the Closing, each of Omni and the Shareholder shall, and shall cause its Affiliates to, cooperate fully with Buyer and the Company in the preparation of all Tax Returns and shall provide, or cause to be provided at the Shareholder's sole cost and expense, to Buyer and the Company any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, the accountants of Omni and/or the Shareholder. Each of Omni and the Shareholder shall, and shall cause its Affiliates to, cooperate fully with Buyer and the Company in connection with any Tax investigation, audit or other proceeding relating to periods ending on or prior to the Closing. Any information obtained pursuant to this Section 6.3 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 9.9. Omni and/or the Shareholder shall cause to be prepared and timely filed all Tax Returns for the Company for any period ending on the Closing Date, and the Shareholder and/or Omni shall pay and be solely responsible for all costs and expenses associated therewith.

          6.4    RELEASE.

          (a) Effective as of the Closing, each of Omni, the Shareholder, Wilson and Wood agrees not to sue and fully releases and discharges the Company, including, without limitation, its directors, officers, employees, shareholders, representatives, agents, assigns and successors, past and present (collectively "RELEASEES"), with respect to and from any and all claims, issuances of the Company's stock, notes or other securities, any demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which Omni, the Shareholder, Wilson and/or Wood now own or owns or hold or holds or has or have at any time owned or held against Releasees.

          (b) It is the intention of the Parties that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, each of Omni, the Shareholder, Wilson and Wood hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon Omni, the Shareholder, Wilson and/or Wood by the provisions of Section 1542 of the California Civil Code and expressly consents that this release shall be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this. Section 1542 provides:

                 "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          (c) Nothing in this Section 6.4 shall in any way affect any rights that the Shareholder may have against Buyer under this Agreement, including, without limitation, any right of indemnification pursuant to
Article VII hereof.

          6.5    POST-CLOSING APPROVALS.

          The Company and the Shareholder, jointly and severally, represent and warrant to Buyer that Schedule 6.5 identifies all Contracts (i) that are set forth or required to be set forth on Schedule 4.8 and as to which the Approval of the other party or parties thereto has not, as of the Closing, been obtained or (ii) of the Company that are in the name of "American Plasma Services, L.P." or any other entity other than the Company, require the Approval of the other party or parties thereto to assign or transfer such Contract, and with respect to which such Approval has not been obtained in connection with the transfer or assignment of such Contract to the Company. (Hereinafter, the Approvals required to be obtained in connection with the Contracts set forth or required to be set forth on Schedule 6.5 are referred to as the "OUTSTANDING APPROVALS".) Notwithstanding the Shareholder's failure to procure, as of the Closing, the Outstanding Approvals, Buyer has agreed, in reliance on the Shareholder's covenants in this Section 6.5, to proceed with the Closing as scheduled. The Shareholder shall use its best efforts to obtain all of the Outstanding Approvals as quickly as practicable following the Closing, but in any event not later than 30 days after the Closing (such period, the "POST-CLOSING PERIOD"). Promptly after obtaining each Outstanding Approval, the Shareholder shall so notify Buyer in writing and include with such notice a copy of the relevant approval documentation executed by the Person giving such approval. In addition, at reasonable intervals during the Post-Closing Period, the Shareholder shall provide a written update to Buyer with respect to the Shareholder's efforts to obtain all of the Outstanding Approvals.

          6.6    MAINTENANCE OF SHAREHOLDER'S NET WORTH; OTHER COVENANTS.

          (a) MAINTENANCE OF NET WORTH. At all times and continuously until the later of September 29, 2000 or the resolution of all claims of Buyer for indemnification from Omni and/or the Shareholder that have been made in accordance with Article VII of this Agreement (such period, the "NET WORTH PERIOD"), each of Wilson and Wood shall cause the Shareholder to have and maintain a tangible net worth as determined pursuant to GAAP ("TANGIBLE NET WORTH") equal to at least One Million Five Hundred Thousand Dollars ($1,500,000). Wilson and Wood shall, as promptly as practicable, notify Buyer in writing at any time such net worth of the Shareholder falls below $1,500,000. In addition, Wilson and Wood shall cause the Shareholder to deliver to Buyer all audited year-end and unaudited interim balance sheets of the Shareholder prepared from time to time during the Net Worth Period, in each case within three business days after such balance sheets have been finalized.

          (b) LIABILITY OF WILSON AND WOOD. If Buyer shall have failed to recover the full amount of any Negative Price Adjustment, Aggregate Adjustment and/or Agreed Claim (as defined in Section 7.4(d)) (in each case to the extent not offset against the Net Amount Holdback or reimbursed out of the Escrow Account and, with respect to Agreed Claims, subject to the provisions of Article VII), as the case may be, from the Shareholder and/or Omni within 30 days of making written demand to the Shareholder for payment thereof from the Shareholder and/or Omni, Wilson and Wood shall (i) automatically and without any further action or notification on the part of any of the Parties, thereupon be and become directly liable with Omni and the Shareholder, on a joint and several basis, for up to $1,500,000 of the aggregate amount of any Negative Price Adjustment, Aggregate Adjustment and/or any and all indemnification obligations of Omni and the Shareholder in accordance with Article VII and (ii) subject to the

$1,500,000 aggregate limitation specified in clause (i) of this Section 6.6(b) and the limitations on the Shareholder's and Omni's indemnification obligations set forth in Section 7.7, within three business days of their receipt of a written demand from Buyer, pay to Buyer via wire transfer of immediately available funds the full amount of any such unpaid Negative Price Adjustment, Aggregate Adjustment and/or indemnification claim. Each of Wilson and Wood agree that their liability pursuant to this Section 6.6(b) shall be without regard to whether the Shareholder's Tangible Net Worth is greater or less than, or equal to, $1,500,000.

          (c) OTHER COVENANTS. Each of Wilson and Wood covenants and agrees that it shall cause the Shareholder to execute and deliver to the Escrow Agent any and all joint written instructions to the Escrow Agent as may be required pursuant to Sections 2.5, 2.6 and/or 7.4 of this Agreement. If the Shareholder shall fail, within two business days after its receipt of a written demand from Buyer that it comply with its covenant under this
Section 6.6(c), to cause the Shareholder to execute and deliver any such joint written instruction that it is required hereunder to execute and deliver, Wilson and Wood shall, automatically and without any further action or notification on the part of any of the Parties, thereupon become liable with Omni and the Shareholder, on a joint and several basis, for the full amount to be released from the Escrow Account and disbursed to Buyer pursuant to the joint written instruction that the Shareholder has failed to execute and deliver pursuant to this Agreement. Notwithstanding any contrary provision of this Agreement, neither Wilson nor Wood shall have any direct liability to Buyer under this Section 6.6(c) until and unless Buyer shall have failed, within 30 days after making written demand therefor to the Shareholder, to recover from the Shareholder and/or Omni the full amount to be released from the Escrow Account and disbursed to Buyer pursuant to the joint written instruction that the Shareholder has failed to execute and deliver pursuant to this Agreement.

                                    ARTICLE VII
                                  INDEMNIFICATION

          7.1    INDEMNIFICATION OF BUYER.

          Omni and the Shareholder covenant and agree, jointly and severally, to indemnify and hold harmless Buyer, and its directors, officers, employees, affiliates, agents, representatives and assigns, and the Company (only to the extent applicable) and its respective directors, officers, employees, Affiliates, agents, representatives and assigns (collectively, the "BUYER INDEMNIFIED PARTIES"), from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from:

          (a) any inaccuracy in or breach or nonperformance of any of the representations or warranties made by the Shareholder or the Company in or pursuant to this Agreement;

          (b) the failure of any of the Shareholder, Omni or the Company to perform or observe fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement or any agreement or document executed by Shareholder, Omni and/or the Company in connection herewith;

          (c)    any Excluded Liabilities; and/or

          (d) the failure of the Shareholder to obtain (i) any Approval set forth or required to be set forth on Schedule 4.8 and/or (ii) any Outstanding Approval.

          7.2    INDEMNIFICATION OF THE SHAREHOLDER.

          Buyer agrees to indemnify and hold harmless the Shareholder and its partners, employees, Affiliates, agents, representatives and assigns (the "SHAREHOLDER INDEMNIFIED PARTIES") from and against any and all Losses of the Shareholder, directly or indirectly, as a result of, or based upon or arising from:

          (a) any inaccuracy in or breach or nonperformance of any of the representations or warranties made by Buyer in or pursuant to this Agreement;

          (b) the failure of Buyer to perform or observe fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement or any agreement or document executed by Buyer in connection herewith.

          (c) any actual or threatened claim, suit, action or proceeding to the extent arising out of or resulting from the conduct by the Company of its Business or operations from and after the Closing Date.

          7.3    CERTAIN TAX MATTERS.

          (a) INDEMNIFICATION OF BUYER. Omni and the Shareholder covenant and agree, jointly and severally, to indemnify, defend and hold harmless the Buyer Indemnified Parties against the following tax matters (the "TAX MATTERS"): (i) any Tax payable by or on behalf of the Shareholder or any of the Shareholder's Affiliates, or the Company, for any taxable period ending on or prior to the Closing Date, (ii) any deficiencies in any Tax payable by or on behalf of the Shareholder or any of the Shareholder's Affiliates, or the Company arising from any audit by any taxing agency or authority with respect to any period ending on or prior to the Closing Date, (iii) Taxes of any member of a consolidated or combined tax group of which the Shareholder or any of the Shareholder's Affiliates is, or was at any time, a member, for which the Company is jointly or severally liable as a result of its inclusion in such group with respect to any period on or prior to the Closing Date,
(iv) any Tax liabilities of the Shareholder arising out of the transfer of the Stock, and (v) any Taxes due from the Company for the Tax period ending as of the Closing Date (except to the extent that accruals for such Taxes were reflected on the Initial Determination Statement or, if objected to, reflected in a Final Determination Statement), and net of any applicable cash reserves for such Taxes actually on deposit with the appropriate taxing authority and reflected on the Initial Determination Statement (or, if objected to, on a Final Determination Statement), calculated on the basis of the Company's operating results through the Closing Date and as if the period ended on the Closing Date.

          (b) AUDIT MATTERS. The Shareholder shall have the responsibility for and shall control (subject to the limitations set forth herein), at the Shareholder's sole expense, the audit (and disposition thereof) of any Tax Return relating to periods ending on or prior to the Closing Date and the Shareholder shall participate in the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if such audit or disposition thereof could give rise to a claim for indemnification hereunder. Buyer shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits or appeals thereof to any Governmental Entity relating to periods on or prior to the Closing Date and consent to, which consent shall be made in good faith and shall not be unreasonably withheld or delayed, the disposition of any audit adjustment with respect to such periods if such disposition will or might be expected to result in, directly or indirectly, an increase in Taxes of Buyer or the Company for any period beginning at or after the Closing.

          (c) Any refunds or credits of Taxes to the Company or the Shareholder that relate to taxable periods ending on or before the Closing Date, shall be for the account of the Shareholder, and otherwise shall be for the account of the Buyer. Buyer shall forward to or reimburse the Shareholder for any refunds or credits due the Shareholder after receipt thereof, and the Shareholder shall promptly forward to or reimburse Buyer for any refunds or credits due Buyer after receipt thereof.

          (d) If Buyer becomes aware of any assessment, official inquiry, examination or proceeding that could give rise to an official determination with respect to Taxes for which the Shareholder is required to indemnify the Buyer hereunder, Buyer shall promptly so notify the Shareholder in writing. If Omni and/or the Shareholder becomes aware of any assessment, official inquiry, examination or proceeding that could give rise to an official determination with respect to Taxes due or payable (or which reasonably could be due or payable) by Buyer, Omni and/or the Shareholder, as the case may be, shall promptly so notify the Buyer in writing.

          7.4    INDEMNIFICATION PROCEDURES.

          (a) CERTIFICATE. As soon as practicable after the incurrence of a Loss or Losses by the party seeking indemnification (the "INDEMNIFIED PARTY"), including, without limitation, any claim by a third party described in Section 7.4(c) hereof, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the "INDEMNIFYING PARTY") a certificate (the "CERTIFICATE"). If the Indemnified Party is Buyer and Buyer intends to seek reimbursement from available funds in the Escrow Account for any part or all of the Losses set forth in a Certificate, Buyer shall, in addition to and concurrently with its delivery of such Certificate to the Shareholder, deliver a copy of such Certificate to the Escrow Agent. Each such Certificate shall:

               (i) state that the Indemnified Party has paid or properly accrued Losses, or anticipates that it will incur liability for Losses;

               (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder; and

               (iii) if such Certificate is to be delivered by Buyer concurrently to the Escrow Agent hereunder, state that a copy of the Certificate is being concurrently delivered to the Shareholder and the Escrow Agent.

          (b) DENIAL OF OBLIGATION TO INDEMNIFY. In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within 15 business days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party and, if the Indemnifying Party is the Shareholder and a copy of such Certificate has been delivered to the Escrow Agent by Buyer pursuant to Section 7.4(a), the Shareholder shall, concurrently with its delivery to Buyer, deliver to the Escrow Agent a written notice stating that the Indemnifying Party objects to the claim and/or claims set forth in the Certificate (or any portion thereof) and specifying in reasonable detail the grounds for such objection. (Upon the Indemnifying Party's dispatch of such notice to the Indemnified Party and, as applicable, the Escrow Agent, the claim to which the Indemnifying Party objects (to the extent of such objection) shall become a "DISPUTED CLAIM".) The Indemnifying Party and the Indemnified Party shall, within the 20-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall immediately submit such dispute to arbitration pursuant to Article VIII hereof.

          (c) THIRD PARTY CLAIMS. As soon as practicable after receipt by an Indemnified Party of notice of any claim from any third party or the commencement of any action by a third party, the Indemnified Party shall, if a claim for indemnification in respect thereof is to be made by it under this
Article VII, notify the Indemnifying Party in writing of such claim or the commencement of such action. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Article VII for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, any Indemnified Party shall have the right to employ separate counsel in any such claim or action and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party, (ii) such Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel or (iii) the Indemnifying Party has failed to assume the defense of such claim or action and employ counsel reasonably satisfactory to the Indemnified Party, in which case, if such

Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall promptly pay the fees, costs and expenses associated with the employment of such separate counsel and shall not have the right to assume the defense of such claim or action on behalf of such Indemnified Party. Each Indemnified Party shall use its reasonable efforts to cooperate with the Indemnifying Party in the defense of any such claim or Third Party Claim. The Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with its written consent or if there be a final judgment in favor of the plaintiff in any such claim, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

          (d) AGREED CLAIMS. Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within 15 business days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 7.4(b) hereof, claims for Losses the validity and amount of which have been determined through arbitration as contemplated by Section 7.4(b) hereof and claims for Losses the validity and amount of which shall have been the subject of final determination or settlement as described in Section 7.4(c) hereof are hereinafter collectively referred to as "AGREED CLAIMS". Except to the extent offset against the Net Amount Holdback pursuant to Section 2.3 or paid out of the Escrow Account pursuant to Section 2.4 and subject to the limitations set forth in Section 7.7, within ten (10) days of the determination of the amount of any Agreed Claims for which any Buyer Indemnified Party is entitled to indemnification hereunder, the Shareholder shall pay such Buyer Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by such Buyer Indemnified Party not less than two days prior to such payment. If an indemnification claim of Buyer set forth in a Certificate duly delivered to the Shareholder and the Escrow Agent has become an Agreed Claim by virtue of the Shareholder's failure to object to such claim within 15 business days of its receipt of such claim, and if the Shareholder shall have failed or refused to execute a joint written instruction to the Escrow Agent pursuant to this Section 7.4(d) to disburse from the Escrow Account funds in the amount of such Agreed Claim, then Buyer shall have the right to execute and deliver to the Escrow Agent a written instruction to reimburse Buyer for the amount of such Agreed Claim from the funds then available therefor in the Escrow Account, and the Escrow Agent shall be entitled to act on such sole written instruction of Buyer and the Shareholder shall be deemed to have consented thereto. Within ten (10) days of the determination of the amount of any Agreed Claims for which the Shareholder is entitled to indemnification hereunder, Buyer shall pay the Shareholder, by wire transfer in immediately available funds to the bank account or accounts designated in writing by the Shareholder not less than two days prior to such payment, an amount equal to the Agreed Claim.

          (e) SUBROGATION OF INDEMNIFYING PARTY. If the Indemnified Party receives payment or other indemnification from an Indemnifying Party hereunder, the Indemnifying Party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action for the recovery thereof, and the Indemnified Party agrees reasonably to assist and cooperate with the Indemnifying Party at no expense to the Indemnified Party in enforcing such rights.

          7.5    TAX TREATMENT OF INDEMNITY PAYMENTS.

          The Parties agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

          7.6    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          All representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder through September 29, 2000, except for the representations and warranties set forth in (i) Sections 4.3, 4.4, 4.5 and 4.25, which shall survive until the expiration of the applicable statute of limitations; and (ii) Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.8, 5.1, 5.2, and 5.3, which shall each survive indefinitely. A claim for indemnification under this Article VII for breach of a representation or warranty may be brought at any time, PROVIDED that the representation or warranty on which such claim is based continues to survive at the time a Certificate with respect to such claim is given in accordance with Section 7.2(a) hereof, and if such notice is given within such period all rights to indemnification with respect to such claim shall continue in force and effect until such claim is finally terminated or resolved and any amounts payable with respect thereto are finally determined and paid.

          7.7    LIMITATIONS ON INDEMNITY.

          Notwithstanding any contrary provision herein (but subject to the provisos in Sections 7.7(a), 7.7(b) and 7.7(c)), the following provisions of this Section 7.7 shall limit the Parties' indemnification obligations hereunder:

          (a) MINIMUM LOSS. Neither Omni nor the Shareholder shall be required to indemnify a Buyer Indemnified Party, and Buyer shall not be required to indemnify any Shareholder Indemnified Party, unless and until the aggregate amount for which the Buyer Indemnified Party or the Shareholder Indemnified Party, as the case may be, is otherwise entitled to indemnification pursuant to this Article VII exceeds $1,000 (the "MINIMUM LOSS"); provided, that the provisions of this Section 7.7(a) shall not apply to the indemnification obligations of Omni and the Shareholder (i) under Sections 7.1(c), 7.1(d) or 7.3(a) or (ii) arising out of the failure of the representations of Omni and the Shareholder set forth in Section 4.4 or
Section 4.18 to be true and accurate or the breach by the Shareholder of its covenants set forth in Section 7.3(b). After the Minimum Loss is exceeded, the Buyer Indemnified Party and/or the Shareholder Indemnified Party, as the case may be, shall be entitled to be paid the entire amount of its indemnified losses, damages and/or costs (without deduction of the Minimum
Loss), subject to the proviso contained in the immediately preceding sentence and to the limitations on recovery set forth in Section 7.7(b).

          (b) LIABILITY CAP. The Parties hereby agree that the maximum aggregate liability for Buyer, on the one hand, or Omni and the Shareholder, on the other hand, under this Article VII shall in no event exceed Two Million Dollars ($2,000,000), except that this limitation shall not apply to the indemnification obligations of Omni and/or the Shareholder (i) under Sections 7.1(c), 7.1(d) or 7.3(a) or (ii) arising out of the failure of the Shareholder's representations set forth in Section 4.4 or Section 4.18 to be true and accurate or the breach by the Shareholder of its covenants set forth in
Section 7.3(b).

          (c) SOLE AND EXCLUSIVE REMEDY. The Parties each acknowledge and agree that, notwithstanding any other provision of this Agreement to the contrary (but subject to the proviso below), such Party's sole and exclusive remedy with respect to the breach of any representation or warranty or the breach or nonperformance of any covenant and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereby and by any of the other agreements contemplated hereby shall be in accordance with, and limited by, the provisions set forth in this
Article VII; PROVIDED, HOWEVER, that nothing in this Section 7.7(c) or in any other provision of this Agreement shall in any way prevent, limit or otherwise affect Buyer's right to recover the full amount of any Negative Price Adjustment and/or any Aggregate Adjustment pursuant to this Agreement.

          7.8    SURVIVAL OF INDEMNITY.

          This Article VII shall survive the Closing and shall remain in effect indefinitely.

          7.9 WAIVER OF RIGHT TO COMPEL INDEMNIFIED PARTY TO PROCEED AGAINST OTHERS; OFFSETS AGAINST NET AMOUNT HOLDBACK.

          No Indemnified Party shall be required to proceed against any particular Person for indemnification or otherwise in respect of any Losses before enforcing such Indemnified Party's rights hereunder against any Indemnifying Party, and the Buyer and the Shareholder expressly waive all rights the Buyer and the Shareholder may respectively have, now or in the future, under any statute, at common law, or at law or in equity, or otherwise, to compel an Indemnified Party to proceed against any Person in respect of any Losses before proceeding against, or as a condition to proceeding against, any Indemnifying Party; PROVIDED, HOWEVER, that (i) Buyer shall first offset against the Net Amount Holdback the amount of any Agreed Claims, Negative Price Adjustment and/or Aggregate Adjustment before proceeding against the Escrow Account and/or the Shareholder or Omni or, as provided in Section 6.6, Wilson and/or Wood therefor and (ii) Buyer shall seek recovery directly against Wilson and/or Wood for Agreed Claims, any Negative Price Adjustment and any Adjustment Excess only as provided in
Section 6.6. Promptly after effecting any offset against the Net Amount Holdback under Section 2.5 and/or Section 2.6, Buyer shall deliver to the Shareholder a written notice specifying the amount of each such offset and identifying the claim to which it pertains and stating the amount, if any, of the Net Amount Holdback remaining for subsequent offsets under this Agreement. In the absence of manifest error, Buyer's accounting with respect to offsets against the Net Amount Holdback shall be conclusive and binding upon the Parties. Notwithstanding the foregoing or any contrary provision of this Agreement, the Escrow Agreement or any agreement entered into in connection herewith or therewith, none of the Shareholder, Omni, Wilson or Wood shall be entitled to fail or refuse to execute and deliver any required joint written instruction to the Escrow Agent hereunder or under the Escrow Agreement on the grounds that Buyer has not offset from the Net Amount Holdback any part or all of the amount for which Buyer seeks reimbursement from the Escrow Account.

                                    ARTICLE VIII
                                    ARBITRATION

          8.1    ARBITRATION.

          Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in Orange County, State of California.

          8.2    JUDICIAL ARBITRATION AND MEDIATION SERVICES, THE COMPANY.

          The arbitration shall be administered by Judicial Arbitration and Mediation Services ("JAMS") in its Orange County office.

          8.3    ARBITRATION PANEL.

          The arbitration shall be conducted before a panel of three arbitrators selected as follows: Buyer and the Shareholder shall each appoint one arbitrator from the JAMS panel of retired judges, after which, and within ten days of the appointment of such arbitrators, these two arbitrators shall appoint a third arbitrator from the JAMS panel of retired judges. If within 10 days the two arbitrators appointed by the Parties cannot agree upon a third arbitrator, such third arbitrator shall be appointed by JAMS in accordance with its rules.

          8.4    PROVISIONAL REMEDIES.

          Each of the Parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver.

          8.5    ENFORCEMENT OF JUDGMENT.

          Judgment upon the award rendered by the arbitration panel may be entered in any court having jurisdiction thereof.

          8.6    DISCOVERY.

          The Parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitration panel.

          8.7    CONSOLIDATION.

          Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitration panel determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitration panels. Any disputes over which the arbitration panel shall hear any consolidated matter shall be resolved by JAMS.

          8.8    POWER AND AUTHORITY OF ARBITRATOR.

          The arbitration panel shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement or not available in a court of law.

          8.9    LAW TO BE APPLIED.

          All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the State of California. Any action brought to enforce the provisions of this Section shall be brought in a court of competent jurisdiction in Orange County.

          8.10   COSTS.

          The costs of the arbitration, including any JAMS administration fee, and arbitrator's fee, and costs of the use of facilities during the hearings, shall be borne equally by the Parties. Costs and attorneys' fees shall be awarded to the prevailing party as contemplated by Section 9.14 hereof.

                                     ARTICLE IX
                                      GENERAL

          9.1    AMENDMENTS; WAIVERS.

          This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          9.2    SCHEDULES; EXHIBITS; INTEGRATION.

          Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith, including, but not limited to, any letter or letters of intent between Buyer, the Company and the Shareholder.

          9.3    BEST EFFORTS; FURTHER ASSURANCES.

          (a) STANDARD. Each Party shall use its best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The Parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

          (b) LIMITATION. As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including, but not limited to, the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

          9.4    GOVERNING LAW.

          (a) This Agreement, the legal relations between the Parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including, but not limited to, the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed as a matter of controlling law by the law of the jurisdiction of incorporation of the respective Parties.

          (b) Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of California and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Agreement or any related document or obligation.

          9.5    NO ASSIGNMENT.

          Neither this Agreement nor any rights or obligations under it are assignable; however, this Agreement and all rights and obligations under it shall be binding with respect to all of the respective successors of the Shareholder and Buyer.

          9.6    HEADINGS.

          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          9.7    COUNTERPARTS.

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party. Fax signatures shall constitute original signatures for all purposes of this Agreement.

          9.8    PUBLICITY AND REPORTS.

          The Shareholder and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the Shareholder and Buyer except to the extent that a particular action is required by applicable law.

          9.9    CONFIDENTIALITY.

          All information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement, except to the extent that such information (a) was known by the recipient when received, (b) it is or hereafter becomes lawfully obtainable from other sources, (c) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the Parties, (d) as may otherwise be required by law or (e) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party), unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

          9.10   PARTIES IN INTEREST.

          This Agreement shall be binding upon and inure to the benefit of each of the Parties, and nothing in this Agreement, express or implied, other than the provisions regarding the rights of certain Indemnified Parties not parties to this Agreement, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

          9.11   NOTICES.

          Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid), receipt requested as follows:

          IF TO BUYER, ADDRESSED TO:

          SeraCare, Inc.
          1925 Century Park East, Suite 1970
          Los Angeles, California 90067
          Facsimile:  (310) 772-7770
          Attn:  Mr. Barry Plost

          WITH A COPY TO:

          O'Melveny & Myers LLP
          610 Newport Center Drive, Suite 1700
          Newport Beach, California 92660-6429
          Facsimile:  (949) 823-6994
          Attn:  David A. Krinsky, Esq.

          IF TO WILSON, WOOD, OMNI OR THE SHAREHOLDER, ADDRESSED TO (PROVIDED THAT ANY NOTICE TO WILSON OR WOOD SHALL BE ADDRESSED TO SUCH INDIVIDUAL):

          Uro-Tech, Ltd.
          1500 Three Lincoln Centre
          5430 LBJ Freeway
          Dallas, Texas  75240
          Attention:  Gary B. Wood, Ph.D.
          Facsimile:  (972) 701-0530

          WITH A COPY TO:
          Vinson & Elkins L.L.P.
          2001 Ross Avenue
          Suite 3700
          Dallas, Texas  75214
          Attention:  Michael D. Wortley
          Facsimile:  (214) 220-7716

or to such other address or to such other Person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 9.11 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

     9.12 EXPENSES.

          The Shareholder, Omni, Wilson and Wood, on the one hand, and Buyer, on the other hand, shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

     9.13 REMEDIES; WAIVER.

          Except to the extent this Section 9.13 is inconsistent with any other provision in this Agreement or applicable law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

          9.14   ATTORNEYS' FEES.

          In the event of any Action by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such Action. Attorneys' fees incurred in enforcing any judgement in respect of this Agreement are recoverable as a separate item. The Parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

          9.15   KNOWLEDGE CONVENTION.

          Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to its knowledge" or "to its best knowledge" or words of similar intent or effect of any party or its representative, such person shall be deemed to have knowledge of a fact or matter if (i) such individual is actually aware of such fact or other matter; or (ii) such fact or matter could reasonably be expected to be discovered by a prudent person in the ordinary course of conducting the Business.

          9.16   REPRESENTATION BY COUNSEL; INTERPRETATION.

          The Parties each acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

          9.17   SPECIFIC PERFORMANCE.

          The Parties each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          9.18   SEVERABILITY.

          If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

          9.19   CONSTRUCTION.

          Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

          IN WITNESS WHEREOF, each of the Parties hereto has executed or caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                              "BUYER"

                              SERACARE, INC.,
                              a Delaware corporation

                              By:
                                  -------------------------------------
                                   Barry D. Plost
                                   Chairman of the Board, President and
                                   Chief Executive Officer


                              "SHAREHOLDER"

                              URO-TECH, Ltd.,
                              a Texas limited partnership

                              By: OmniMed Corporation, a Delaware
                              corporation, its general partner

                              By:
                                   ------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                    -----------------------------


                              "OMNI"

                              OMNIMED CORPORATION,
                              a Delaware corporation

                              By:
                                 --------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                    -----------------------------

                              "COMPANY"

                              AMERICAN PLASMA, INC.,
                              a Texas corporation

                              By:
                                 --------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                    -----------------------------



                              -----------------------------------
                              JOHN H. WILSON, III



                              -----------------------------------
                              GARY B. WOOD, Ph.D.

                       LIST OF OMITTED SCHEDULES AND EXHIBITS

     The following Schedules and Exhibits to the Stock Purchase Agreement have been omitted from this Exhibit and shall be furnished supplementally to the Commission upon request:

SCHEDULES

SCHEDULE 2.7        Excluded Liabilities
SCHEDULE 4.1        Organization, Good Standing and Related Matters
SCHEDULE 4.2        Capitalization Matters
SCHEDULE 4.3(a)     Audited Financial Statements
SCHEDULE 4.3(b)     Unaudited Interim Financial Statements
SCHEDULE 4.3(d)     No Material Adverse Changes
SCHEDULE 4.3(e)     Liabilities or Contingencies
SCHEDULE 4.5        Material Contracts
SCHEDULE 4.6        Real and Personal Property; Title; Leases
SCHEDULE 4.7(a)     Intellectual Property
SCHEDULE 4.7(b)     Products
SCHEDULE 4.8        Authorization; No Conflicts
SCHEDULE 4.9        Legal Proceedings
SCHEDULE 4.10       Labor Relations
SCHEDULE 4.13       Insurance
SCHEDULE 4.14(b)    Licenses
SCHEDULE 4.15 Employee Benefit Plans, and Collective Bargaining and Employee Agreements
SCHEDULE 4.16(a)    Certain Interests; Intercompany Services
SCHEDULE 4.17       Bank Accounts, Powers, etc.
SCHEDULE 4.21       Receivables and Commissions Payable
SCHEDULE 4.22(a)    Customers and Suppliers; Donors
SCHEDULE 4.23       Environmental Compliance
SCHEDULE 4.24       Corporate Names
SCHEDULE 6.1(a)     Non-Competition Locations
SCHEDULE 6.5        Outstanding Approvals


EXHIBITS

EXHIBIT A     Escrow Agreement
EXHIBIT B     Opinion of Counsel of the Shareholder and the Company
EXHIBIT C     Secretary's Certificate of Omni
EXHIBIT D     Secretary's Certificate of the Company
EXHIBIT E     Secretary's Certificate of Buyer
EXHIBIT F     Form of Houghton Release
EXHIBIT G     Form of Weaver Release


                                     E-1